Exhibit (c)(6)

Valuation analysis - For the attention of the Transaction Committee of Cnova N.V. 11 May 2016 Strictly Private and Confidential Transactions Restructuring Transformation Project Delphes Fairness Opinion on the Merger

EIGHT ADVISORY 40, rue de Courcelles 75008 PARIS Tél : +33 (0)1 45 61 88 88 Fax : +33 (0)1 45 61 72 00 www.8advisory.com Cnova N.V. WTC Schiphol Airport Tower D, 7th Floor Schiphol Boulevard 273 1118 BH Schiphol The Netherlands 11 May 2016 For the attention of the Transaction Committee of Cnova N.V. in relation to the project Delphes Dear Sirs, In accordance with our engagement letter dated 14 March 2016 (the “Engagement letter”), we are pleased to provide the Transaction Committee of Cnova N.V. with our Fairness Opinion related to the Merger contemplated by Via Varejo and Cnova Brazil and the combination of their businesses in the framework of project Delphes. Context and Purpose of the Fairness Opinion In 2014, the following Group entities combined their e - commerce assets: - Casino Guichard Perrachon (“CGP”); - Almacenes Éxito S.A. (“Éxito”), a controlled subsidiary of Casino listed in Colombia; - Companhia Brasileira de Distribuiçao (“CBD” or “GPA”), a controlled subsidiary of CGP and Éxito, listed in Brazil and in the United States; - Via Varejo S.A. (“Via Varejo” or “VV”), a controlled subsidiary of GPA listed in Brazil. These entities agreed on 4 June 2014 to transfer their respective e - commerce businesses in France, Latin America and Asia to Cnova N.V. (“Cnova” or the “Company”). As Cnova is a holding company, these e - commerce businesses are mainly operated through the following subsidiaries: - Cdiscount S.A. (“Cdiscount”) in France as well as in selected international countries; - Cnova Comércio Eletrônico S.A. (“Nova”, “Cnova Brazil”) in Brazil. In 2015, Cnova consolidated net sales reached € 3.42bn. Because of the global disturbed situation in Brazil and the commercial and financial difficulties encountered by Nova, the Casino group is contemplating a reorganization in which Nova Pontocom Comércio Eletrônico S.A., held by Cnova N.V., would be merged with Via Varejo S.A. through the creation of a new subsidiary (“NewCo”) wholly owned by Via Varejo(the“Transaction”). In connection with this contemplated transaction, Cnova Board of Directors has created a transaction committee (the "Transaction Committee") to assess the benefits of the Transaction for Cnova’s shareholders. This document (the “Presentation”, “the Fairness Opinion” or the “Document”) was prepared by Eight Advisory France S.A.S. (“Eight Advisory”) for the benefit and use of the Transaction Committee, in connection with its analysis of the Transaction. The purpose of this Report is to provide the Transaction Committee of Cnova with our independent opinion on the financial fairness for Cnova’s shareholders of the contemplated Transaction(Merger of Via Varejo and Nova businesses). Valuation analysis - Project Delphes - 11 May 2016 Transactions Restructuring Transformation 2

EIGHT ADVISORY 40, rue de Courcelles 75008 PARIS Tél : +33 (0)1 45 61 88 88 Fax : +33 (0)1 45 61 72 00 www.8advisory.com Eight Advisory and Declaration of Independence Founded in 2009 by several partners and directors from international audit and consulting firms and also from the business world, Eight Advisory is an independent financial and operational firm, gathering expert professionals in their respective fields. With 21 partners boasting an average of 22 years of experience in the business and over 200 employees, Eight Advisory performed more than 1,000 assignments in supporting large corporate groups, investment funds, financial institutions and family - owned groups in making decisions in the context of transactions, litigation, financial appraisal, restructuring and operational performance. With two offices in Paris and in London and about 15 international partners, Eight Advisory is a firm well - known for its trusted signature, on both national and international engagements. Eight Advisory France S.A.S. has neither legal nor financial relationships with entities involved in the Transaction or its advisors and holds neither financial interest in the success of the Transaction, nor receivables or debts to any companies involved in the Transaction or any individual or entity that it controls within the meaning of Article l.233 - 3 of the French commercial code. Eight Advisory confirms there is no past, present or future link with any entities involved in the Transaction or its advisors, which are likely to affect its independence or impartiality of its judgment in the context of this Transaction. For the realization of the Fairness Opinion related to the present Transaction, we inform the Transaction Committee and Cnova’s shareholders that our fees are not relying on the success of the Transaction. Scope of work and Diligences In the context of the Transaction, we were mandated by the Transaction Committee of Cnova N.V. in order to appraise the value of Cnova N.V., Nova and Cdiscount, and deliver our opinion on the fairness of the contemplated Transaction. For this purpose, our work consisted of the following steps: - Analyze the available historical financial data for Cnova N.V., Nova and Cdiscount; - Review and understand the Transaction context and process as well as the key drivers of the valuation of each entity; - Review the available business plans at the Transaction date; - Review BNPP valuation report dated 10 May 2016; - Interviews with the management of Cnova N.V., Nova, Cdiscount with regard to the historical performances and the business plans; - Implement a multi - criteria approach to appraise the equity values of Cnova N.V., Nova and Cdiscount; - Estimate the value of the potential synergies arising from the business combination of Nova and Via Varejo; - Review the non - binding Memorandum of Understanding (“MoU”) as of 6 May 2016; - Deliver our Fairness Opinion to the Transaction Committee on the financial Terms and Conditions as defined in the non - binding MoU as of 6 May 2016. According to our quality risk management procedure, an independent review of this Document was performed by one of our Directors. Valuation analysis - Project Delphes - 11 May 2016 Transactions Restructuring Transformation 3

EIGHT ADVISORY 40, rue de Courcelles 75008 PARIS Tél : +33 (0)1 45 61 88 88 Fax : +33 (0)1 45 61 72 00 www.8advisory.com Valuation approaches Our work relied on a multi - criteria approach, based on the generally accepted valuation methods: - The Income Approach indicates the Enterprise Value of a business based on the present value of the cash flows that the business can be expected to generate in the future. Such cash flows are discounted at a discount rate(the Weighted Average Cost of Capital) that reflects the time value of money and the risks associated with the cash flows. This approach relies on forecasts prepared by the management teams. - The Market approach indicates the value of a business based on a comparison with comparable firms in similar lines of business that are publicly traded or which are part of a public or private transaction. This approach can be estimated through the Trading Multiples Method and the Market Transaction Method. - The analysis of the historical evolution of the share price and its liquidity. - The analysis of recent transactions on the companie’s capital. - The Sum - of - the - Parts approach indicates the Equity Value of a company by adding the company assets and deducting its liabilities, estimated at their fair market values. The assets fair market values may be estimated according to the methods presented before. By nature, valuation is not an exact science. Therefore, conclusions from our work are inevitably subjective and rely on the appreciation and judgment of the appraiser. Source of information and limits For the purpose of our Fairness Opinion, we have relied upon financial and other information from various public, financial, and industry sources. This information has not be verified and accordingly, the accuracy of the information is not warranted. In addition to this information, our work was based on financial and other information and explanations provided to us by Cnova management team, which has confirmed to us that all information relevant to our work has been communicated to us during our engagement, and that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material aspect. All forecasts are the sole responsibility of Cnova management team. We will accept no responsibility for the achievement of forecasts. We assume that they have been prepared on bases reflecting the best currently available estimates of the future financial performance and have performed analysis to assess whether the forecasts underlying assumptions were consistent with the information available. We relied on the assumption that the intragroup agreements conditions were at arm’s length. We note that they have been reviewed by an independent expert. Our work is based on conditions prevailing as of 6 May 2016. Any evolution in the prospects of the Company or the market conditions (currencies, credit and stock markets conditions, macroeconomic and geopolitical risks, market and regulatory trends, etc.), or any change in operating conditions, and any information that is incorrect, incomplete or not communicated could have a significant impact on our conclusions and might require our analysis to be updated. Valuation analysis - Project Delphes - 11 May 2016 Transactions Restructuring Transformation 4

EIGHT ADVISORY 40, rue de Courcelles 75008 PARIS Tél : +33 (0)1 45 61 88 88 Fax : +33 (0)1 45 61 72 00 www.8advisory.com We relied on information available as of 10 May 2016 which may be subject to revisions that could impact our findings and conclusions. Please note that according to the paragraph 4.3 of the non - binding MoU as of 6 May 2016: “[…] the Parties in the Definitive Documents, the Parties agree that for the purpose of determining the amount of the Cash Disbursement pursuant to Section 4.1 above, the Agreed Equity Values with respect to Cnova NV and Cnova Brazil shall be adjusted in good faith by the Parties to take into account the effective impact on the valuation of the differences between (i) the Cnova’s 2015 Preliminary Financial Statements, and (ii) the audited financial statements of Cnova Brazil as of and for the year ended 31 December 2015, when released following the completion of the accounting investigation into certain accounting practices of Cnova Brazil currently ongoing, and in any event before entering into the Definitive Documents (the “Final Cnova Brazil Financial Statements”).” In addition, we understand that following the discovery of fraudulent activity in Brazil, a forensic accounting investigation is currently taking place. As a consequence, the 2015 accounts have not been audited yet and the Company has had to explain that the accounts for 2014 and 2013 could not be relied upon and would have to be restated. At the time of our assignment, the consequences of this investigation were not known to us and therefore could not be taken into account in our analyses. Our document was prepared for the benefit and use of the Transaction Committee, and is not rendered to, or for the benefit of, and shall not confer rights or remedies upon, any person other than the Transaction Committee. We express no view or opinion on the relative merits of the Transaction in comparison to other strategies available to Cnova, or on strategies Cnova’s shareholders should apply in this context. We understand that as part of the reorganization, a Tender Offer (the “Offer”) on Cnova free float is currently considered. We do not express any opinion on this Offer at this stage. Our work did not consist in performing audit procedures which would be necessary in order to express an opinion in respect of the Company’s financial statements. Date of our work This Document presents our conclusions based on the work performed and the information available as of 10 May 2016. We would like to thank you for providing us with this opportunity to work with you and remain at your disposal for any question. Yours Faithfully, Alexis Karklins - Marchay Partner For Eight Advisory SAS Valuation analysis - Project Delphes - 11 May 2016 Transactions Restructuring Transformation 5

Table of contents Eight Advisory Team: Alexis Karklins - Marchay Partner Geoffroy Bizard Director Romain Le Theo Senior Manager David Benabou Manager Thomas Karcher Senior Alessio Carbe Analyst Quality review: Sophie Carles Director Section Page 1. Summary of our findings 8 2. Context of our work 10 3. Valuation methodology and results 14 4. Valuation analysis 19 5. Synergies analysis 28 6. Valuation results including synergies 34 7. Review of BNP Paribas valuation analysis 38 8. Sensitivity analysis to Nova FY16 current trading 43 9. Analysis of the Terms of the MoU 45 10.Conclusions 50 11.Appendix 53 Valuation analysis - Project Delphes - 11 May 2016 Contents © 2016 Property of Eight Advisory - Confidential

Glossary

General terms and abbreviations

€m	million of euros
$m	million of US Dollars
R$m	million of Brazilian reais
8A	Eight Advisory
A	Actual
AMF	Autorité des Marchés Financiers
B2C	Business to Consumers
BP	Business plan
BNPP	BNP Paribas
c.	Circa
CBD	Companhia Brasileira de Distribuição
CAGR	Compound annual growth rate
Capex	Capital expenditure
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CF	Cash flow
CGP	Casino Guichard-Perrachon
CIT	Corporate income tax
CoGS	Cost of Goods Sold
D&A	Depreciation of tangible fixed assets and amortization
D&O	Directors and Officers
DCF	Discounted cash flow
EBIT	Earnings before interest (and financial items), taxes (current and deferred income taxes) and exceptional items
EBITDA	EBIT before depreciation & amortization of fixed assets
Eq. V.	Equity Value
ERP	Equity Risk Premium
EV	Enterprise Value
e.g.	For example
FCF	Free Cash Flows
FY[XX]A	Financial year ending 31 Dec 20[XX], actual
FY[XX]B	Financial year ending 31 Dec 20[XX], budget
FY[XX]F	Financial year ending 31 Dec 20[XX], forecast
FX	Foreign exchange
GMV	Gross Merchandise Value
GPA	Grupo Pao de Açucar
HQ	Headquarters
I/C	Intercompany
i.e.	Id est
IPCA	Índice Nacional de Preços ao Consumidor Amplo (Brazil consumer price index)
IPO	Initial Public Offering
KPIs	Key Performance Indicators
LTG	Long-Term Growth Rate
Max.	Maximum
Min.	Minimum
MoU	Memorandum of Understanding as of 6 May 2016
n.a.	Not applicable
n.c.	Not communicated
n.m.	Not meaningful
NewCo	Wholly owned subsidiary of Via Varejo S.A.
Nova	Cnova Comércio Eletrônico S.A.
NPV	Net Present Value
NOL	Net Operating Losses
NWC	Net Working Capital
NV	Naamloze Vennootschap (Dutch Limited Liability Company)
Opex	Operating expenses
o/w	Of which
p.a.	Per annum
P&L	Profit & loss account
PRC	Provisions for risks and charges
SELIC	Sistema Especial de Liquidação e Custodia (Brazil banks overnight rate)
SG&A	Selling General and Administrative
vs.	Versus
WC	Working capital
WACC	Weighted average cost of capital
VWAP	Volume weighted average price
VV	Via Varejo S.A.
Y-o-Y	Year on year
YTD	Year to date

Valuation analysis - Project Delphes - 11 May 2016

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© 2016 Property of Eight Advisory – Confidential

1. Summary of our findings

What are the key findings of our analyses?

Based on the standalone equity values estimated by Eight Advisory, the financial terms of the MoU lead to an implied "premium" on Nova standalone value, which appears to be fair for Cnova's shareholders.

1. MoU vs. 8A and BNPP – Cnova per share

	MoU Cnova (mid-point)	$2,206m	**$5.00 per share**
1.	**8A standalone (central)**	$1,814m	**$4.11 per share**
	Implied premium		22%
2.	**8A including 100% synergies (standalone central value)**		**$4.65 per share**
	Implied premium		8%
3.	**8A standalone (high)**	$2,045m	**$4.63 per share**
	Implied premium		8%
	For information: 8A including 100% synergies (standalone high value)		*$5.17 per share*
	Reminder: BNPP standalone		*$4.41 - $4.91 per share*
	8A estimate of BNPP including synergies		*$4.47 - $5.04 per share*

Source: MoU dated 6 May 2016, Management, Eight Advisory analysis
Note: Eight Advisory range based on sensitivity to WACC

2. MoU vs. 8A and BNPP – Standalone values

in $m	Nova		Cdiscount		Hold. costs	Interco. debt	Cnova	
	Min	*Max*	*Min*	*Max*			*Min*	*Max*
MoU	492	557	1,598	1,766	n.a.	n.a.	**2,090**	**2,323**
BNPP standalone	413	478	1,496	1,654	(91)	127	**1,945**	**2,168**
8A standalone (central)	375		1,443		(130)	127	**1,814**	
For information: 8A standalone (high)	*415*		*1,634*		*(130)*	*127*	**2,045**	
Premium MoU / 8A (central)	31%	49%	11%	23%			**15%**	**28%**
8A vs. BNPP	(9)%	(22)%	(4)%	(13)%			**(7)%**	**(16)%**

Source: MoU dated 6 May 2016, Management, Eight Advisory analysis

3. Analysis of the terms of the MoU

→ **Financial terms of the MoU as of 6 May 2016 are correctly estimated**. For illustration purposes, based on the MoU mid-point values:

22% * $2,206m + $167m = 100% * $525m + $127m
(Cnova) *(Cash Portion & Interco. debt)* *(Nova)* *(Interco. debt)*

→ With Eight Advisory intrinsic standalone values and mid-point Cash Portion:

22% * $1,814m + $167m > 100% * $375m + $127m
$565m ***$502m***

→ **Implied "premium" of $64m** (difference between price paid of $565m and value of Nova plus repayment of the intercompany debt), corresponding to:

- **17% premium over Nova standalone value**, or
- **45% of Nova estimated net synergies attributable to Cnova's shareholders.**

→ **The financial terms of the MoU lead to an implied "premium" on Nova standalone value, which appears to be fair for Cnova's shareholders, subject to Section 4.3 of the MoU.**

Valuation analysis - Project Delphes - 11 May 2016
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Summary of our findings 9

2. Context of our work

What is the context of our work ?

We performed our valuation analysis in the context of a reorganization plan contemplated by the Casino group to improve Nova operating performance and synergies generation with Via Varejo.

Evolution of Cnova NV. share price ($), Bovespa index, Brazilian Bricks & Mortar electronics retailers and B2W share prices

(basis 100 as of 19.11.2014)



140
120
100
80
60
40
20
0
19/11/2014
19/02/2015
19/05/2015
19/08/2015
19/11/2015
19/02/2016
96.8
12 April 2016
49.3
49.3
42.1
44.3
Cnova US$
Bovespa
Bricks & Mortar Brazil*
B2W

Source: Bloomberg as of 06.05.2016

**Market cap.-weighted average of Via Varejo, Magazine Luiza and Unicasa*

Context of our work

- Creation in July 2014 of Cnova, following Cdiscount and Nova contributions to Cnova NV. by Casino subsidiaries.
  - Prior to the creation of Cnova NV., Nova was a 51% subsidiary of Via Varejo until November 2013, when Via Varejo sold a 6% stake in Nova to Grupo Pão de Açucar, while keeping the management of Nova.
- Cnova IPO on 19 November 2014 at $7.0 ($13.45 initially expected).
- Significant share price decrease since the IPO due to:
  - The recession in Brazil (4% GDP decrease in 2015), impacting Cnova but also Brazilian e-Commerce as well as Bricks & Mortar peers share prices.
  - Significant headwinds in FY15 at Nova:
    - A commercial downturn, with net sales +18.3% in Q1 (y-o-y) but -14% in Q4 y-o-y (compared to +5.9% for B2W),
    - A poor operating performance and fraud investigations inducing management replacement,
    - An €(117.3)m operating loss.
- Reorganization plan set up by the Casino group to improve Nova operating performance and to generate additional synergies with Via Varejo.

Valuation analysis - Project Delphes - 11 May 2016

© 2016 Property of Eight Advisory – Confidential

Context of our work 11

According to the Transaction structuring presented by BNP Paribas, Nova will be transferred to a new subsidiary (NewCo) of Via Varejo against cash and shares. What are the main steps of the contemplated Transaction? Via Varejo will have previously transferred its 22.0% stake in Cnova to NewCo. After transfer of 22.0% stake in Cnova to NewCo After Transaction execution 54.8% 54.8% CGP 50.0% 22.5% GPA 62.6% 43.3% 43.3% 26.2% 99.8% Cdiscount Exito 50.0% 18.8% Klein Family 17.9% 27.3% VV NewCo 22.0% Cnova Free Float CGP 0.0% 58.7% 50.0% 22.5% Free Float GPA 19.5% 29.3% Free Float 8.5% 100.0% Nova Exito 50.0% 18.8% Klein Family VV 100% NewCo Cross shareholding elimination Cnova 99.8% Cdiscount Free Float 0.0% 58.7% Free Float Free Float Cash settlement 100.0% Nova Casino listed subsidiaries X % Economic interest Casino listed subsidiaries X % Economic interest Non controlling interests X % Voting rights Non controlling interests X % Voting rights Source: Indicative organization chart provided by BNP Paribas Valuation analysis - Project Delphes - 11 May 2016 Context of our work 12 © 2016 Property of Eight Advisory - Confidential

What is our role in the Transaction process?

Eight Advisory has been appointed to provide Cnova Board with an initial valuation analysis on Cnova, Nova and Cdiscount, and subsequent Fairness Opinions on different steps of the Transaction.

➔ **Step 1 Scope of work (as of 10 May 2016)**

Organization phase
- *Independency analysis procedure (conflict check)*
- *Execution team and internal Fairness committee constitutions*

Context understanding
- *Understanding of the contemplated Transaction, structuring and synergies*
- *Share price analysis*

Due diligence
- *Analysis based on non-audited financial statements, management forecasts*
- *Valuation analysis phase*
- *Analysis of BNP Paribas and equity research works*

Quality review
- *Independent model quality review*
- *Valuation results review by the internal committee*

Fairness Opinion on Merger
- *Fairness Opinion on Nova transfer operations*

➔ **Step 2 Scope of work (to be performed later in 2016)**

Transaction final documentation analysis
- *Memorandum of Understanding (final)*
- *Public Offer prospectus*

Due diligence
- *Financial analysis update based on audited financial statements and eventual updated forecasts*
- *Valuation analysis update*

Quality review
- *Independent model quality review*
- *Valuation results review by the internal committee*

Fairness Opinion on Tender Offer
- *Fairness Opinon on Cnova Public Tender Offer*

Valuation analysis - Project Delphes - 11 May 2016
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Context of our work 13

3. Valuation methodology and results

Which valuation methods were applied?

The primary valuation method retained is the DCF method, with the trading multiples method used as a secondary method for consistency analysis purposes. The share price and the analysts target prices are valuation references that are presented for information purposes only.

Valuation method	Cdiscount	Nova	Holding	Cnova
1. Primary approach				
DCF method *Income Approach*	✓	✓	✓	n.a. (Sum-of-the-Parts based on DCF)
2. Secondary approach				
Trading multiples method *Market Approach*	✓ *For consistency purposes*	✓ *For consistency purposes*	*n.a. (central costs)*	*n.a. (Sum-of-the-Parts based on trading multiples)*
3. Valuation references				
Share Price *Market Approach*	n.a. *(not listed)*	n.a. *(not listed)*	n.a. *(not listed)*	✗ *(reference only according to AMF)*
Analysts Target Prices *Market Approach*	n.a. *(not listed)*	n.a. *(not listed)*	n.a. *(not listed)*	✗ *(reference only according to AMF)*

→ *Excluded valuation references and methods:*

- *Transactions on capital (2014 contributions and IPO): macro-economic situation and perspectives very different in 2016 compared to 2014 (please see the bridge between the Equity value per share as of today and the IPO share price), no transactions in 2015,*
- *Transactions on comparable companies: no relevant transactions neither in Brazil since the macro downturn, nor in Europe (no electronics e-commerce transactions with available information enabling to calculate relevant multiples),*
- *Net Assets / Net Revalued Assets: not applicable to e-commerce businesses (no market prices for intangible assets and future developments),*
- *Discounted Dividends Model: not applicable (no distribution historically) and potentially redundant with DCF.*

Valuation analysis - Project Delphes - 11 May 2016
Valuation methodology and results 15
© 2016 Property of Eight Advisory – Confidential

How were applied the DCF and trading multiples valuation methods?

The DCF method relies on a 3-year business plan, a 5-year extrapolation period and a 2-stage terminal value. The trading multiples method relies mainly on EV/sales multiples regression analysis.

→ *Transversal elements:*

- *Valuation date: 31 December 2015,*
- *Valuation parameters as at 6 May 2016 (1-month average); € / R$: 4.02, € / US$: 1.14, US$ / R$: 3.53 (source Bloomberg),*
- *Last Cnova N.V. share price date: 12 April 2016 (i.e. before JP Morgan broker note with reference to a potential Cnova reorganization),*
- *As stated in the MoU (paragraph 4.3), information provided may be subject to revisions and therefore could impact our results: 2015 audited financial statements, final fraud impacts following investigations currently underway, Transaction final structure,*
- *Intercompany debt based on the $127m amount presented in the MoU. Subject to change depending on the US$ / R$ evolution.*

Valuation method	Financial aggregates	Valuation parameters	Methodology	Adjusted net debt
1. Primary approach				
DCF method *Income Approach*	• *FY16-18: BP prepared by management team, in local currency and nominal terms* • *FY19-23: extrapolation as estimated by Eight Advisory* • *Factoring costs in FCF* • *Seasonality-adjusted NWC*	• *Discount rate: Cost of Equity (average net cash position) in local currency* • *Long-term growth: local mid-term inflation and volumes growth assumptions*	• *2-stage terminal value* • *Tax losses valued separately*	• *No adjustment related to factoring* • *Seasonality NWC adjustment* • *Intercompany debt considered as a net item*
2. Secondary approach				
Trading multiples method *Market Approach*	• *FY15-FY18 Sales, gross profit, EBITDA, factoring costs and Capex* • *B2W Boleto P&L impacts reclassification to improve comparability*	• *Peers samples defined based on a comparability scoring (criteria: business and geographic exposure, share price and operating momentum, float…)* • *Cdiscount peers: Amazon, AO World, Ocado, Qliro* • *Nova peers: Amazon, B2W, Dang Dang, JD.com, Vipshop* • *1m average peers share prices*	• *FY15-FY18 EV/Sales multiples regression analysis on:* ○ *Adjusted EBITDA (EBITDA –factoring costs – Capex)* ○ *Normative EBITDA (EBITDA - normative factoring costs)* • *"Best peer" approach* • *Tax losses valued separately*	• *No adjustment related to factoring* • *Seasonality NWC adjustment* • *Intercompany debt considered as a net item*

Valuation analysis - Project Delphes - 11 May 2016
Valuation methodology and results 16
© 2016 Property of Eight Advisory – Confidential

Excluding synergies and with intercompany debt not capitalized , Cnova NV Equity Value defined with the DCF method ranges from $1,618m to $2,045m. What are the results of our valuation analysis? 1. Cnova Equity Value ($m) Cnova Equity Value Before Synergies 1,814 DCF method 1,618 2,045 Interco. debt not cap. Relative weights excl. Holding Cdiscount 79% - 80% Note: DCF method range is Nova 20% - 21% based on sensitivity to WACC Trading multiples - Intercompany debt not Current view 1,164 (regression) Trading multiples - Best view (Best peer) 1,298 2,164 2,475 Cdiscount 85% - 86% Nova 14% - 15% Cdiscount 75% - 75% Nova 25% - 25% capitalized Analysts target price Average 706 1,214 1,765 Market capitalization (1 - month) 984 1,358 (1/2) Market capitalization (since IPO) - 12 April 2016 (1) 954 1,136 1 Mar. 2016 500 1,000 1,500 2,000 In $m IPO market cap. 3,089 3,732 Source: Bloomberg, 13 Jan. 2015 Eight Advisory analysis 2,500 3,000 3,500 4,000 Note (1): 1 - month average 2. Cdiscount and Nova Equity Values ($m) DCF Method Trading multiples - Current view (regression) Trading multiples - Best view (Best peer) Cdiscount Equity Value Intercompany debt not capitalized 1,443 1,285 1,634 990 1,117 1,618 Nova Equity Value Before Nova Synergies - Interco. debt not capitalized 375 338 415 179 186 1,871 550 608 NPV Holding Costs Before Holding Synergies (130) (130) (130) Intercompany debt Intercompany debt not capitalized 127 127 127 750 1,250 1,750 - 200 400 600 800 (200) (150) (100) (50) - 100 150 200 In $m In $m In $m In $m Valuation analysis - Project Delphes - 11 May 2016 Valuation methodology and results 17 © 2016 Property of Eight Advisory - Confidential

Excluding synergies and with intercompany debt not capitalized , Cnova NV What are the results of our Equity Value per share defined with the DCF method ranges $4.63. Interco. debt not cap. from $3.67 to valuation 1. Cnova Equity Value per share ($) Cnova Equity Value per share Relative weights Before Synergies excl. Holding analysis? Intercompany debt not 4.11 DCF method 3.67 4.63 Trading multiples - Current view 2.64 2.94 (regression) Trading multiples - Best view 4.90 5.61 (Best peer) Cdiscount 79% - 80% Note: DCF method range is Nova 20% - 21% based on sensitivity to WACC Cdiscount 85% - 86% Nova 14% - 15% Cdiscount 75% - 75% Nova 25% - 25% capitalized Analysts target price Average 1.60 2.75 4.00 Market capitalization (1 - month) 2.23 3.08 (2/2) Market capitalization (since IPO) 12 April 2016 (1) IPO market cap. 2.16 2.58 7.00 1 Mar. 2016 8.46 13 Jan. 2015 Source: Bloomberg, - 1.00 2.00 3.00 4.00 5.00 In $ 2. Cdiscount and Nova Equity Values per share ($) Cdiscount contribution to Cnova Equity Nova contribution to Cnova Value per share Equity Value per share Intercompany debt not capitalized 6.00 7.00 8.00 9.00 NPV Holding Costs contribution to Cnova Equity Value per share Eight Advisory analysis 10.00 Note (1): 1 - month average Interco. debt contribution to Cnova Equity Value per share DCF Method Trading multiples - Current view 2.24 (regression) Trading multiples - Best view (Best peer) 1.00 2.00 3.27 2.91 3.70 2.53 0.40 3.67 4.24 3.00 4.00 5.00 0.25 In $ Before Nova Synergies - Interco. debt not capitalized 0.85 0.77 0.94 0.42 1.25 1.38 0.75 1.25 In $ Before Holding Synergies (0.30) (0.30) (0.30) (0.40) (0.30) (0.20) (0.10) In $ Intercompany debt not capitalized 0.29 0.29 0.29 - 0.20 0.25 0.30 0.35 0.40 In $ Valuation analysis - Project Delphes - 11 May 2016 Valuation methodology and results 18 © 2016 Property of Eight Advisory - Confidential

4. Valuation analysis

Excluding synergies, Cdiscount Enterprise Value defined with the DCF method ranges from $1,453m to $1,800m, while Nova’s ranges from $461m to $537m. What are the key assumptions retained in our DCF analysis? Excluding synergies, the NPV of Holding costs is $(130)m. Cdiscount Enterprise Value Nova Enterprise Value • Perimeter : Standalone. • (1/2) • • • • • • • • Perimeter : Standalone, excluding holding costs, including Cdiscount International. Net sales CAGR FY15 - FY23 : +8.4%, with an acceleration beyond FY18 to compensate conservative management forecasts(company current trading and peers expected trends above company forecasts). Marketplace weight in FY23 : 51.5% of GMV B2C. EBITDA ( - ) factoring costs in FY23 : 7.2% of net sales. Capex in FY23 : (2.6)% of net sales. NWC : seasonality - adjusted NWC slight improvement. Terminal value : two - stage growth terminal value (3 - year transition period between the FY23and the long - term growth rate). Discount rate : 8.00% Cost of Equity (central). Long - term growth rate : 2.5%. • Net sales CAGR FY15 - FY23 : +14.2%, with a return to pre - crisis growth level. • Marketplace weight in FY23 : 50.4% of GMV B2C. • EBITDA ( - ) factoring costs in FY23 : 6.2% of net sales. • Capex in FY23 : (2.1)% of net sales. • NWC : seasonality - adjusted NWC slight improvement and including fraud - related adjustment. • Terminal value : two - stage growth terminal value (3 - year transition period between the FY23 and the long - term growth rate). • Discount rate : 17.75% Cost of Equity (central). • Long - term growth rate : 5.75%. Holding costs • Holding costs : € 15m excluding transaction impacts, with 2.0% long - term growth rate. • Discount rate : 11.3% corresponding to Cdiscount and Nova average discount rates in € . Valuation analysis - Project Delphes - 11 May 2016 Valuation analysis 20 © 2016 Property of Eight Advisory - Confidential

Excluding synergies and inter - company debt, Cdiscount Equity Value defined with the DCF method ranges from $1,285m to $1,634m, and Nova Equity Value What are the key from $338m to $415m. assumptions retained in our DCF analysis? (2/2) Cdiscount Equity value bridge • Net cash : $21m net cash position as of 31 December 2015 ($127m receivable held by Cnova NV on Nova, which will not be capitalized). • NWC adjustment : $(222)m NWC seasonality adjustment based on the average of the NWC days observed by month over the year. • Other items : $34m as of 31 December 2015 (tax losses, provisions for contingencies, impact of Thailand and Vietnam disposals, financial assets). Nova Equity value bridge • Net cash : $277m net cash position as of 31 December 2015 and $(127)m payable to Cnova NV, which will not be capitalized. • NWC adjustment : $(269)m NWC seasonality adjustment based on the average of the NWC days observed by month over the year. • Other items : $(3)m as of 31 December 2015 (tax losses, provisions for contingencies, fraud impacts - which could be revised following the investigations end, financial statements audit and D&O insurer position). Valuation analysis - Project Delphes - 11 May 2016 Valuation analysis 21 © 2016 Property of Eight Advisory - Confidential

Cdiscount and Nova DCF Equity Values mainly rely on a c.14% marketplace commissions on GMV ratio assumption, the Nova reduction in factoring costs What are the key sensitivities on Cdiscount and Nova DCF Equity Values ? beyond 2018 and the top line growth beyond 2018. Cdiscount - Equity Value sensitivities (excl. synergies) Nova - Equity Value sensitivities (excl. synergies) 1. Marketplace commissions 1. Marketplace commissions In $m Cdiscount Equity Value in $m In $m Nova Equity Value in $m 1 600 400 375 (56)% 1 400 1 200 1 000 800 600 400 200 - 1 443 (35)% 300 942 200 100 - Business plan Com.% 15% lower than BP Marketplace commissions as % of GMV Marketplace 165 Business plan Com.% 15% lower than BP Marketplace commissions as % of GMV Marketplace 2. Extrapolation period net sales growth In $m Cdiscount Equity Value in $m 1 600 1 443 (28)% 1 400 1 200 2. Factoring costs In $m Nova Equity Value in $m 400 375 (72)% 300 1 038 1 000 800 600 400 200 - Extrapolation 75% only of the net sales growth beyond FY18 Sensitivity on net sales growth over the extrapolation period Source: Eight Advisory analysis 200 103 100 - Extrapolation No improvement (c. 30% improvement on # installments and % sales factored) Factoring costs based on installments (in months) and % sales factored Valuation analysis - Project Delphes - 11 May 2016 Valuation analysis 22 © 2016 Property of Eight Advisory - Confidential

What are the drivers of the DCF value decrease between the IPO and today?

The value decrease between the IPO and today is mainly driven by the sales forecasts downward revisions.

Share price bridge



In $
20
18
16
14
12
10
8
6
4
2
7.00
6.45
13.45
4.49
17.95
1
Business impact
(2.34)
(6.53)
of which:
30%
36%
34%
Sales growth
Capex/D&A %
Change in NWC %
2
Valuation parameters
(1.23)
(1.73)
3
Valuation methodology
0.29
0.48
4
Net debt
(0.40)
(1.29)
5
FX
(0.76)
(0.32)
4.11
Delta: $13.83
IPO price
Discount @ IPO
Initial IPO price*
27% Discount applied*
Initial DCF analysis @ IPO*
Sales basis
BP forecasts
Long-term growth rate
WACC
Factor discount. period
2-stage growth TV
Net debt
NWC season. adjust.
R$ / €
€ / $
DCF Equity Value

Source: Management, Eight Advisory analysis

**: not publicly available information – Data based on "Project Arcachon Update" supporting information dated 30 October 2014 regarding Cnova's IPO*

Key impacts explaining the $13.83 share price delta

1. Business impacts: $(8.9), mainly driven by the 2015 and beyond sales forecasts downward revisions,
2. Valuation parameters: $(3.0), with a (Cost of Equity – Long-term growth) couple at 8.2%, vs 5.5% applied to define the $17.95 Equity value per share at the time of the IPO,
3. Valuation methodology: $0.8,
4. Net debt: $(1.7),
5. Foreign exchange: $(1.1).

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Valuation analysis 23

The trading multiples method was implemented based on EV/sales multiples given the current profitability level. Excluding synergies, Cdiscount Enterprise Value What is the range of values derived from the derived from the trading multiples method ranges from $1,222m to $1,887m. Cdiscount - EV/Sales (regression) - Low range Cdiscount - EV/Sales (best peer) - High range trading multiples for Cdiscount? 0.58x (FY17) EV/Sales ᇄ Peers’ Enterprise Value including NWC seasonality adjustment, and excluding financing of operations (discounting of (Adjusted EBITDA* reg.) EV/Sales (Normative EBITDA** reg.) - 0.42x 0.92x (FY17) (FY15) 0.52x (FY17) 0.44x 0.71x (FY16) (FY15) 0.50x 1.00x 1.50x 0.84x (FY17) EV/Sales (best peer - 0.76x 0.99x AO World) (FY18) (FY16) - 0.50x 1.00x 1.50x receivables, securitization, etc.) from financial debt . ᇄ EV/sales multiples calculated on FY15 - FY18 aggregates. ᇄ Trading multiples method implemented as follows: Low - end of the range reflecting Cdiscount’s situation in the *Adjusted EBITDA = EBITDA ( - ) factoring costs ( - ) Capex ** Normalized EBITDA = EBITDA ( - ) normalized factoring costs Cdiscount - EV (regression) - Low range (in $m) 1,285 EV (Adjusted Cdiscount - EV summary (in $m) EV - 1,222 "Current view" 1,158 1,285 (regression foreseeable future compared to its peers, i.e. lower profitability, specific NWC financing (discounting of receivables) and lower capex intensity over the BP. In this respect, Peers’ EV/sales multiples adjusted based EBITDA* reg.) EV (Normative EBITDA** reg.) - 500 935 1,811 1,158 909 1,407 1,000 1,500 2,000 2,500 analysis) EV - "Best view" (Best peer analysis) Enteprise value - 500 1,887 1,783 2,037 1,222 1,887 1,000 1,500 2,000 2,500 on a regression analyses to: “Adjusted” EBITDA: EBITDA ( - ) Factoring ( - ) Capex, “Normative” EBITDA: EBITDA ( - ) Normative factoring. High - end of the range derived from the “Best peer” approach using AO World EV/Sales multiples. Source: Bloomberg, Eight Advisory analysis ᇄ Based on the above, Cdiscount Enterprise Value derived from the trading multiples method ranges from $1,222m to $1,887m . Valuation analysis - Project Delphes - 11 May 2016 Valuation analysis 24 © 2016 Property of Eight Advisory - Confidential

The trading multiples method was implemented based on EV/sales multiples given the current profitability level. Excluding synergies, Nova Enterprise Value derived What is the range of values derived from the from the trading multiples method ranges from $305m to $695m. Nova - EV/Sales (regression) - Low range trading multiples for Nova? 0.15x (FY17) EV/Sales ᇄ Peers’ Enterprise Value including NWC seasonality adjustment, and excluding financing of operations (discounting of receivables, (1/2) (Adjusted EBITDA* reg.) EV/Sales (Normative EBITDA** reg.) - 0.13x 0.18x 0.17x 0.26x (FY16) "non - normative" factoring adjustment 0.10x 0.20x 0.30x 0.40x 0.50x securitization, etc.) from financial debt. ᇄ EV/sales multiples calculated on FY15 - FY18 aggregates. ᇄ Trading multiples method implemented as follows: Low - end of the range reflecting Nova’s situation in the foreseeable future compared to its peers, i.e. lower profitability, specific NWC financing (discounting of receivables) and lower capex intensity over the BP. In this respect, Peers’ EV/sales multiples adjusted based on a regression analyses to: Nova - EV/Sales (best peer) - High range “Adjusted” EBITDA: EBITDA ( - ) Factoring ( - ) EV/Sales (best peer - B2W) - before FCF adj. EV/Sales (best peer - B2W) - after FCF adj. - FCF differential with B2W 0.20x 0.41x (FY17) 0.37x 0.44x (FY18) (FY16) 0.36x (FY17) 0.33x 0.39x 0.40x 0.60x Capex, “Normative” EBITDA: EBITDA ( - ) Normative factoring. Results derived from this approach adjusted in order to take into account the fact that the normative factoring costs will not be reached before FY23, High - end of the range derived from the “Best peer” approach using B2W EV/Sales multiples. Results adjusted to capture the free cash flow differential over FY16 - FY18. ᇄ B2W multiples are estimated as at 6 May 2016 and Source: Bloomberg, Eight Advisory analysis are c. 15% higher vs. the multiples estimated as of 3 May 2016. Valuation analysis - Project Delphes - 11 May 2016 Valuation analysis 25 © 2016 Property of Eight Advisory - Confidential

The trading multiples method was implemented based on EV/sales multiples given the current profitability level. Excluding synergies, Nova Enterprise Value derived What is the range of values derived from the from the trading multiples method ranges from $305m to $695m. Nova - EV (regression) - Low range Nova - EV (Best Peer) - High range (in $m) trading multiples for Nova? (2/2) EV (Adjusted EBITDA* reg.) 301 279 323 EV (best peer) - before FCF adj. FCF 794 771 829 ᇄ Based on the above, Nova Enterprise Value derived from the trading multiples method ranges from $305m to $695m . differential with B2W 308 457 EV (Normative EBITDA** reg.) "non - normative" factoring adjustment - 200 400 Nova - EV summary (in $m) EV - 695 EV (best peer) - after 672 730 FCF adj. 600 800 300 500 700 900 "Current view" (regression analysis) EV - "Best view" (Best peer analysis) Enteprise value - 305 301 308 695 672 730 305 695 200 400 600 800 1,000 Source: Bloomberg, Eight Advisory analysis Valuation analysis - Project Delphes - 11 May 2016 Valuation analysis 26 © 2016 Property of Eight Advisory - Confidential

Cnova Equity Values derived from analysts target prices range from $706m to $1,765m, with the average in line with the 1 - month market capitalization as of 12 April How does Cnova Equity Value compare to the 2016 The $1,814m Equity Value derived premium. In $m from the DCF method implies a +59% Selected broker’s parameters analysts target prices and the market 2,000 1,800 1,600 1,400 Cnova Equity Value ($m) 1,765 1,500 1,280 1,192 1,214 ᇄ HSBC : Cnova’s historical average EV / Sales multiple of 0.48x with a 25% discount. ᇄ Deutsche Bank : Negative FY17 EBITDA excluding factoring costs vs. (3.1% of net sales capitalization? 1,200 1,000 800 600 400 200 0 Crédit Morgan HSBC Suisse Stanley 25/02/16 08/04/16 30/03/16 1,147 JP Société MorganGénérale 01/03/16 12/04/16 1,103 1,015 706 Deutsche Kepler Goldman Brokers' Bank Cheuvreux Sachs consensus 24/02/16 12/04/16 24/02/16 for Eight Advisory). ᇄ Credit Suisse : Factoring costs excluded from the analysis, $ / € exchange rate of 1.0 (vs. 1.14 for Eight Advisory). ᇄ WACC - g derived from the valuation parameters retained for Cdiscount and Nova stands at 8.2% for Cnova , in line with the WACC - g retained by analysts, which ranges from 8.0% to 11.0%. In $m 2,000 1,800 1,600 1,400 1,200 1,136 1,000 800 600 400 200 0 1 - month average VWAP as of 12/04/16 (market capitalization) Cnova Equity Value ($m) +59% 1,814 +6% 1,214 Brokers' Equity Value consensus based on DCF (central value, standalone) Comparison with market capitalization ᇄ Equity Value based on DCF implies a +59% premium on the1 - month average market capitalization of Cnova as of 12 April 2016. ᇄ Despite the significant free float rotation and sufficient analysts’ coverage, Cnova has a limited float. Note: Target price and share price are presented as of 12 April 2016, i.e. before the latest JP Morgan research report Source: Bloomberg, Broker’s research note, Eight Advisory analysis Valuation analysis - Project Delphes - 11 May 2016 Valuation analysis 27 © 2016 Property of Eight Advisory - Confidential

5. Synergies analysis

The value of the synergies which are attributable to Nova was estimated at $205m. The amount which could be paid in the Transaction (depending on the negotiations outcome) ranges from $0m to $160m.

What is the estimated range of values for the Nova synergies which could be paid to Cnova's shareholders depending on the negotiations outcome?

Nova synergies

Cnova synergies

Nova synergies



Supply Chain R$98m p.a.
Sales & litigation R$88m p.a.
De-synergies R$(4)m p.a.
HQ R$23m p.a.
Total: R$204m p.a. (run rate)
Tax rate
R$133m p.a. (after tax)
Via Varejo
Nova
Discount rate reflecting uncertainty
Discount rate reflecting uncertainty
NPV
R$201m at 100% ($57m)
NPV
R$724m at 100% ($205m)
$0m
$160m
$205m
0%
78%
100%
% paid to Cnova's shareholders

Source: Management, Eight Advisory analysis

Nova synergies

- Analysis of synergies expected from the contemplated operation (the "Nova synergies") based on report prepared by **Friedrich, Heilbronn & Fiszer**, dated 19 February 2016.
- Nova synergies identified consist of:
  - Supply chain/logistic savings, additional sales, diminution in litigation charges, headquarter costs savings,
  - "De-synergies" (end of sales to international suppliers).
- Synergies allocated between Nova and Via Varejo based on the **respective economic benefits** expected from the operation.
- **Net Present Value of 100% of synergies** attributable to Via Varejo and Nova estimated using a specific discount rate (specific risk premium of 250bps):
  - R$201m ($57m) for Via Varejo,
  - **R$724m** ($205m) **for Nova,**
- Given the 22% interest that NewCo will hold in Cnova, the portion of Nova synergies that could be paid by NewCo to Cnova stands between 0% and 78% of the total synergies attributable to Nova, i.e. **between $0m and $160m.**

Valuation analysis - Project Delphes - 11 May 2016

© 2016 Property of Eight Advisory – Confidential

Synergies analysis 29

What is the estimated range of values for the NOLs which could be paid depending on the negotiations outcome?

Nova synergies

Cnova synergies

The amount of NOLs de-synergies which could be borne by Cnova (depending on the negotiations outcome) ranges from $(18)m to $0m.

Nova NOLs de-synergies



NPV: $23m
Transaction
None
% borne by Cnova:
$0m
$(18)m
$(23)m
0%
78%
100%

Source: Management, Advisory analysis

Nova NOLs de-synergies

- Tax benefits of the utilization of **Nova NOLs** (NPV estimated at $23m) will **be lost, following the contribution of Nova to NewCo** by Cnova.
- Given the 22% interest that NewCo will hold in Cnova, the portion of NOLs de-synergies that could be borne by Cnova stands between 0% and 78% of the total NOLs de-synergies, i.e. **between $(18)m and $0m**.

Valuation analysis - Project Delphes - 11 May 2016
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Synergies analysis 30

What is the estimated range of values for the Holding synergies which could be paid to NewCo's shareholders depending on the negotiations outcome?

Nova synergies

Cnova synergies

The value of the Holding synergies was estimated at $67m. The amount which could be paid in the Transaction by Cnova to NewCo's shareholders (depending on the negotiations outcome) ranges from $0m to $15m.

Cnova Holding synergies



Holding costs standalone ($m)
21
16
11
6
17.0
17.3
17.7
18.0
18.4
FY16B FY17F FY18F FY19F FY20F
Transaction
Holding costs post Transaction ($m)
16
11
6
14.3
7.6
7.7
7.9
8.1
FY16B FY17F FY18F FY19F FY20F
NPV
$(130)m
NPV
$(63)m
Holding synergies: $67m
% paid to NewCo:
$0m
$15m
$67m
0%
22%
100%

Source: Management, Eight Advisory analysis

Cnova Holding synergies

- **Savings in Cnova holding costs** (the "Holding synergies") post-completion of the contemplated Transaction, due to simplification of Cnova corporate structure:
  - Reduction in audit fees,
  - Optimization of HR structure costs,
  - Reduction in G&A costs,
  - Further savings related to Cnova Nasdaq delisting not included at this stage.
- **Net Present Value of 100% of Holding synergies** based on blended corporate tax and discount rates of Nova and Cdiscount estimated at $67m.
- Given the 22% interest that NewCo will hold in Cnova, the portion of Holding synergies that could be paid by Cnova to NewCo's shareholders stands between 0% and 22% of the total Holding synergies, i.e. **between $0m and $15m.**

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Synergies analysis 31

What is the estimated range of values for the Tax de-synergies which could be paid depending on the negotiations outcome?

Nova synergies

Cnova synergies

The amount of Tax de-synergies which could be borne by NewCo (depending on the negotiations outcome) ranges from $(1)m to $0m.

Cnova Tax de-synergies



Nova equity value (Transaction price)
(-)
Net Book Value of Nova in Cnova statutory accounts
Capital gain subject to tax
Capital gain tax(1): $(6)m
$0m
$(1)m
$(6)m
% borne by NewCo:
0%
22%
100%

Source: Management, Eight Advisory analysis

Note (1): Capital gain tax amount provided by Management

Cnova Tax de-synergies

- As part of the Transaction structure currently contemplated, the sale by Cnova of Nova to NewCo could lead to the recognition of a **taxable capital gain at Cnova**, corresponding to the difference between:
  - The Transaction price, and
  - Nova's Net Book Value in Cnova statutory accounts.
- Based on our latest discussions, the resulting **capital gain tax** (the "Tax de-synergies") could amount to **$(6)m**.
- Given the 22% interest that NewCo will hold in Cnova, the portion of Tax de-synergies that could be borne by NewCo stands between 0% and 22% of the total Tax de-synergies, i.e. **between $(1)m and $0m**.

Note: We understand that the Cnova Tax-de-synergies amount is to be finalized by Management

Valuation analysis - Project Delphes - 11 May 2016

© 2016 Property of Eight Advisory – Confidential

Synergies analysis 32

What is the estimated range of values for the Transaction costs which could be paid depending on the negotiations outcome?

Nova synergies

Cnova synergies

The amount of Transaction costs which could be borne by NewCo (depending on the negotiations outcome) ranges from $(1.2)m to $0m.

Transaction costs de-synergies


NPV: $0m
Transaction
NPV: $(5)m
% borne by NewCo:
$0m
$(1.2)m
$(5)m
0%
22%
100%

Source: Management, Eight Advisory analysis

Transaction costs de-synergies

- ➔ As part of the Transaction, **transaction costs** (advisors, etc.) will be incurred. At this stage, they are estimated at **$(5)m** (Management).
- ➔ Given the 22% interest that NewCo will hold in Cnova, the portion of transaction costs de-synergies that could be borne by NewCo stands between 0% and 22% of the total Transaction costs de-synergies, i.e. **between $(1.2)m and $0m**.

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Synergies analysis 33

6. Valuation results including synergies

What are the results of our valuation analysis?

Including synergies (assuming 50% will be paid), Cnova Equity Value defined with the DCF method (central value) is estimated at $1,536m, i.e. $4.46 per share.

Cnova – From Enterprise Value (DCF central value) to Equity Value including synergies (50% assumption)

in $	# shares (million)	Cnova ($m)	Cnova per share
	8A (central DCF / 50% synergies)		
Enterprise Value (central)	441.3	1,976	4.48
Equity Value standalone (central)	441.3	1,814	4.11
Eq. V. standalone after cross shldng. elim. (78% Equity Value)	*344.3*	*1,415*	*4.11*
Synergies @ 50%	344.3	120	0.35
Equity Value including synergies	344.3	1,536	4.46

Source: Eight Advisory analysis



in $m
1,976
162
1,814
399
1,415
120
1,536
Enterprise Value (DCF central)
(-) Net debt items
Equity value standalone
Cross shareholding elimination
Eq. V. standalone after cross shlding. elim.
Synergies (50% assumption)
Cnova Equity Value (incl. Synergies)



in $
4.48
0.37
4.11
-
4.11
0.35
4.46
Enterprise Value (DCF central)
(-) Net debt items
Equity value standalone
Cross shareholding elimination
Eq. V. standalone after cross shlding. elim.
Synergies (50% assumption)
Cnova Equity Value (incl. Synergies)

Cnova – From Enterprise Value to Equity Value including synergies

- Cnova central **Enterprise Value** derived from DCF method was estimated at **$1,976m.**
- Cnova central standalone **Equity Value** derived from DCF method was estimated at **$1,814m.**
- Following Cnova **cross shareholding elimination** with NewCo (repurchase by Cnova of the 22% previously held by NewCo), Cnova central standalone Equity Value is estimated at **$1,415m.**
- Assuming **50%** of the synergies and de-synergies expected from the transaction will be shared between Cnova and NewCo's shareholders, the impact of **synergies** on Cnova Equity Value was estimated at **$120m.**
- Based on the above, **including synergies** (assuming 50% will be paid), **Cnova Equity Value defined with the DCF method (central value) is estimated at $1,536m, i.e. $4.46 per share.**

Synergies @ 50%	in $m
Nova synergies	80
NOLs de-synergies	(9)
Tax de-synergies (indicative)	(5)
Holding synergies	60
Transaction costs	(5)
Total synergies	**120**

Source: Eight Advisory analysis

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Valuation results including synergies 35

Based on an Equity value of $4.46 synergies), Cnova Equity value per What would be per share (central DCF & including 50% share could range from $3.95 to $5.00 Cnova value per share, assuming a change in € /$ assuming a +/ - 10% variation on € /R$ and € /$ FX rates. Sensitivity analysis of Cnova Equity value to a Sensitivity analysis of Cnova Equity value to a change change in FX rates (in $) in FX rates Cnova per share ($) and € /R$ assumptions? € /R$ 1,814.0 3.61 3.81 4.02 4.22 4.42 1.02 4.09 4.05 4.01 3.98 3.95 1.08 4.32 4.27 4.24 4.20 4.17 € /$ 1.14 4.55 4.50 4.46 4.42 4.39 1.19 4.77 4.73 4.68 4.64 4.61 1.25 5.00 4.95 4.91 4.87 4.83 Cdiscount - Central DCF ($) € /R$ 1,443.3 3.61 3.81 4.02 4.22 4.42 1.02 1,298 1,298 1,298 1,298 1,298 1.08 1,371 1,371 1,371 1,371 1,371 € /$ 1.14 1,443 1,443 1,443 1,443 1,443 1.19 1,516 1,516 1,516 1,516 1,516 1.25 1,588 1,588 1,588 1,588 1,588 Nova - Central DCF ($) € /R$ 374.8 3.61 3.81 4.02 4.22 4.42 1.02 362 349 337 327 317 1.08 383 369 356 345 334 € /$ 1.14 403 388 375 363 352 1.19 423 407 394 381 370 1.25 443 427 412 399 387 Cnova - Central DCF ($) € /R$ 1,814.0 3.61 3.81 4.02 4.22 4.42 1.02 1,657 1,644 1,632 1,621 1,611 1.08 1,749 1,736 1,723 1,712 1,701 € /$ 1.14 1,842 1,827 1,814 1,802 1,791 1.19 1,934 1,919 1,905 1,892 1,881 1.25 2,027 2,010 1,996 1,983 1,971 Synergies - 50% assumption ($) € /R$ 120.2 3.61 3.81 4.02 4.22 4.42 1.02 115 112 108 105 102 1.08 122 118 114 111 108 € /$ 1.14 128 124 120 117 114 1.19 134 130 126 123 119 1.25 141 136 132 129 125 Source: Eight Advisory analysis ᇄ Values presented opposite are based on Equity Values derived from central DCF and assuming a50% assumption of synergies paid in the Transaction. ᇄ Assuming a +/ - 10% change in € /R$ and € /$ compared to FX rates as of 6 May 2016, would impact the values as follows: Cdiscount Equity Value would range from $1,298m to 1,588m, Nova Equity Value would range from $317m to $443m, Cnova standalone Equity Value would range from $1,611m to $2,027m, Synergies (assuming 50% will be paid in the Transaction) value would range from$102m to $141m, Based on the above, Cnova Equity Value per share including synergies would range from $3.95 to $5.00 . Valuation analysis - Project Delphes - 11 May 2016 Valuation results including synergies 36 © 2016 Property of Eight Advisory - Confidential

What would be Cnova value per share, including the impact of synergies/de-synergies?

Based on a central standalone Equity value of $4.11 per share, and including the impact of the synergies and de-synergies to be shared in the context of the Transaction, Cnova Equity value per share would range from $4.27 to $4.65

Sensitivity analysis of Cnova Equity value per share to the percentage of synergies to be shared (in $)

Based on standalone Central Equity value

% of synergies paid to Cnova				
0.0%	25.0%	**50.0%**	75.0%	100.0%
4.27	4.37	**4.46**	4.55	4.65

Based on standalone High Equity value

% of synergies paid to Cnova				
0.0%	25.0%	**50.0%**	75.0%	100.0%
4.80	4.89	**4.98**	5.08	5.17

Source: Eight Advisory analysis

Sensitivity analysis of Cnova Equity value per share to the percentage of synergies shared

- **0% synergies paid scenario** corresponds to:
  - Nova synergies: 100% at NewCo / 0% at Cnova,
  - Holding synergies: 0% at NewCo / 100% at Cnova,
  - NOLs de-synergies: 100% at NewCo / 0% at Cnova,
  - Transaction and tax de-synergies: 0% at NewCo / 100% at Cnova.
- **50% synergies paid scenario** corresponds to:
  - Nova synergies: 61%(1) at NewCo / 39%(2) at Cnova,
  - Holding synergies: 11%(3) at NewCo / 89%(4) at Cnova,
  - NOLs de-synergies: 61% at NewCo / 39% at Cnova,
  - Transaction and tax de-synergies: 11% at NewCo / 89% at Cnova.
- **100% synergies paid scenario** (reflecting Cnova and NewCo respective stakes in Cnova) corresponds to:
  - Nova synergies: 22% at NewCo / 78% at Cnova,
  - Holding synergies: 22% at NewCo / 78% at Cnova,
  - NOLs de-synergies: 22% at NewCo / 78% at Cnova,
  - Transaction and tax de-synergies: 22% at NewCo / 78% at Cnova.

*Note (1): 61% = 22% (NewCo % in Cnova) + (1-50%) * 78% (Cnova % in Nova)*

*Note (2): 39% = 50% * 78% (Cnova % in Nova)*

*Note (3): 11% = 50% * 22% (NewCo % in Cnova)*

*Note (4): 89% = 78% (Cnova % in Nova) + (1-50%) * 22% (HolCo in Cnova)*

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Valuation results including synergies 37

7. Review of BNP Paribas valuation analysis

On a standalone basis, Cnova Equity Value defined with the DCF method ranges from $1,618m to $2,045m ($3.67 to $4.63 per share), while BNPP Equity Value What are the results of our standalone DCF valuation ranges from $1,944m to $2,168m ($4.41 to $4.91 per share). Cnova standalone Equity Value per 8A vs. BNPP ($m) analysis (range of Equity Values)? Eight Advisory (DCF valuation) in $m Min Central Max Cdiscount 1,285 1,443 1,634 Nova 338 375 415 Holding (4) (4) (4) Equity value Standalone 1,618 1,814 2,045 BNPP (Low / High) Min Central Max 1,496 1,575 1,654 413 446 478 35 35 35 1,944 2,056 2,168 Difference (8A vs. BNPP) Min Central Max - 14.1% - 8.4% - 1.2% - 18.3% - 15.9% - 13.2% - 112.0% - 112.0% - 112.0% - 16.8% - 11.8% - 5.6% Min/Max based on sensitivity to WACC Source: BNPP report dated 10 May 2016, Eight Advisory analysis Note: Please note that BNPP standalone equity values include holding cost synergies Cnova standalone Equity Value per 8A vs. BNPP ($m) Min/Max based on Low/High case Cnova standalone Equity Value per share per 8A vs. BNPP ($m) Eight Advisory BNPP Cdiscount Equity Value standalone - DCF ($m) 1,285 1,634 1,496 1,654 Nova Equity Value standalone - DCF ($m) 338 415 413 478 Cnova Equity Value standalone - DCF ($m) 1,618 2,045 1,944 2,168 Eight Advisory BNPP Cnova Equity Value per share standalone ($m) 3.67 4.63 4.41 4.91 1,000 1,200 1,400 1,600 1,800 300 400 500 600 700 1,300 1,500 1,700 1,900 2,100 2,300 3.00 3.50 4.00 4.50 5.00 Valuation analysis - Project Delphes - 11 May 2016 Review of BNP Paribas valuation analysis 39 © 2016 Property of Eight Advisory - Confidential

Based on the DCF method, Cnova Equity Value per share including synergies What are the results of our DCF valuation analysis including synergies (range of Equity values per share)? ranges from $4.27 to $4.65, while BNPP’s ranges from $4.47 Cnova Value per share including synergies per 8A vs. BNPP ($m) Eight Advisory (DCF valuation) BNPP in $m Min Central Max Min Central Max Equity value Standalone (central) 1,814 1,814 1,814 1,944 2,056 2,168 Eq. V. standalone after cross shlding. elim. 1,415 1,415 1,415 n.a. n.a. n.a. Synergies 55 120 185 28 39 56 Equity Value including synergies 1,471 1,536 1,600 1,972 * 2,095 * 2,224 # shares outstanding before elim. 441.3 441.3 441.3 441.3 441.3 441.3 # shares outstanding after elim. 344.3 344.3 344.3 n.a. n.a. n.a. Equity value Standalone per share 4.11 4.11 4.11 4.41 4.66 4.91 Synergies per share 0.16 0.35 0.54 0.06 0.09 0.13 Equity value incl. synergies per share 4.27 4.46 4.65 4.47 4.75 * 5.04 Source: BNPP report dated 10 May 2016, Eight Advisory analysis * Eight Advisory estimates Cnova Value per share - 8A vs. BNPP ($m) to $5.04. Difference (8A vs. BNPP) Min Central Max - 6.7% - 11.8% - 16.3% n.a. n.a. n.a. n.m. n.m. n.m. - 25.4% - 26.7% - 28.0% 0.0% 0.0% 0.0% n.a. n.a. n.a. - 6.7% - 11.8% - 16.3% n.m. n.m. n.m. - 4.4% - 6.1% - 7.8% Cnova Equity Value per share Synergies per share ($) Cnova Equity Value per share incl. standalone ($) Synergies ($) 4.11 Eight Advisory 0.16 0.54 4.27 4.65 (central) BNPP 4.41 4.91 0.06 0.13 4.47 5.04 2.80 3.30 3.80 4.30 4.80 - 0.20 0.40 0.60 0.80 1.00 3.00 3.50 4.00 4.50 5.00 5.50 * Eight Advisory estimates Valuation analysis - Project Delphes - 11 May 2016 Review of BNP Paribas valuation analysis 40 © 2016 Property of Eight Advisory - Confidential

Reconciliation between Cdiscount Equity Value estimated by BNPP High Case What are the variables explaining the differences in ($1,641m) and Eight Advisory Equity Value ($1,443m), based on the DCF method. Bridge of Cdiscount Equity Value based on DCF as estimated by BNPP High Case vs. Eight Advisory analyses 1,800 In $m 1 2,000 BNPP’s Cdiscount equity value? 1,641 EBITDA impact : $(147)m 1,600 2 189 FCF impact (31) (26) 3 Valuation parameters 9 4 1,443 1,500 $(68)m 69 8 1,443 1,400 1,200 1,000 800 600 400 (347) 96 (36) (17) 18 (43) (22) (68) - 1,000 500 - (500) BNPP Direct Marketplace Other COGS SG&A Factoring D&A Capex NWC WACC LTG 2 - stage PV of Net NWC Other 8A sales com. sales growth NOLs debt Adj. debts Source: BNPP report dated 10 May 2016, Eight Advisory analysis Note: Cdiscount excluding Cdiscount International ($ 1,641m to be compared with $1,654m BNPP High case (including Cdiscount I nte rnational) Key impacts ᇄ Significant growth assumed by BNPP (18 - 23 CAGR of +14% vs. +8% per Eight Advisory). ᇄ CoGS: Mix effect due to higher proportion of marketplace commissions in total net sales (12.4% per Eight Advisory vs. 10.9% per BNPP) notably explained by: Different growth profile in direct sales, 14.5% target take rate reached in FY21 vs. FY24 per BNPP. ᇄ SG&A: Economies of scale factored in Eight Advisory analysis (fixed component). ᇄ WACC: 7.9% per BNPP vs. 8.0% per Eight Advisory. Valuation analysis - Project Delphes - 11 May 2016 Review of BNP Paribas valuation analysis 41 © 2016 Property of Eight Advisory - Confidential

Reconciliation between Nova Equity Value estimated by BNPP High Case ($478m) and Eight Advisory Equity Value ($375m), based on the DCF method. What are the variables explaining the differences in Bridge of Nova Equity Value based on DCF as estimated by BNPP High Case vs. Eight Advisory analyses 2 3 550 1 600 BNPP’s Nova In $m FCF impact Valuation equity value? 500 450 400 478 (5) EBITDA impact : $(38)m 120 (8) (36) (42) param.: $(174)m 58 4 (10) 500 400 300 15 56 2 2 375 350 300 250 200 BNPP Direct sales (66) Marketplace Other COGS SG&A Factoring com. sales (132) (42) D&A Capex NWC WACC LTG (1) (17) 2 - stage PV of Net NWC Other growth NOLs debt Adj. debts - 200 100 - (10 (20 R$ / € FX 8A Source: BNPP report dated 10 May 2016, Eight Advisory analysis Key impacts ᇄ Other sales: Higher growth assumed by BNPP (18 - 23 CAGR of +22% vs. +19% per Eight Advisory) Difference in modelling assumption (flat as % of GMV for BNPP vs. Fading growth towards 15% for 8A) ᇄ CoGS: Mainly marketplace take rate (linear growth towards 15% in FY24 per 8A vs. 14% in FY21 onwards per BNPP) ᇄ SG&A: Economies of scale factored in Eight Advisory analysis (fixed component) ᇄ NWC: Methodological differences in the treatment of fraud and PIS/COFINS ᇄ WACC: 16.3% per BNPP vs. 17.75% per Eight Advisory, notably explained by: Difference in the application of the Damodaran formula re. CRP (1.39 multiplier not applied by BNPP) Eight Advisory approach based on a blend of Damodaran and Local approach (which was less impacted by the recent fluctuation in risk free rate, due to compensation mechanism with ERP) ᇄ LTG: 7% per BNPP vs. 5.75% per Eight Advisory Valuation analysis - Project Delphes - 11 May 2016 Review of BNP Paribas valuation analysis 42 © 2016 Property of Eight Advisory - Confidential

8. Sensitivity analysis to Nova FY16 current trading

What is the impact of FY16 current trading on Nova DCF Equity Value ?

Including the impact of Nova FY16 current trading and latest corporate guidance would have a (10)% impact on Nova DCF Equity Value.

Nova – Equity Value sensitivity to FY16 current trading



In $m
Nova Equity Value in $m
400
300
200
100
-
375
(10)%
339
Base case business plan
FY16 EBITDA at R$(101)m

Sensitivity including Nova FY16 current trading

Nova Equity value in $m

FY16 EBITDA margin							
(3.0)%	(2.5)%	(2.0)%	**(1.7)%**	(1.0)%	(0.5)%	0%	**1.0%**
322	328	335	**339**	348	355	361	**375**

Source: Management, Eight Advisory analysis

Nova – Equity Value sensitivity to FY16 current trading

- Sensitivity analysis presented for information purposes only, based on public information disclosed by the Group with regard to Nova's FY16 financial performance outlook.
- Regarding EBITDA, the latest corporate guidance assumes that: "*[…] we believe that we can reach breakeven in the last nine months of the year*" (source: Q1 2016 Earnings Conference Call – 26 April 2016).
- Nova's business plan forecasts R$61m EBITDA for FY16 corresponding to 1.0% of FY16 net sales. Given the estimated R$(101)m EBITDA for Q1 2016, the FY16 EBITDA margin implied by a zero EBITDA generation over the last nine months of the year is (1.7)%.
- This sensitivity analysis leads to a **(10)% decrease in Nova DCF Equity Value**.

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Sensitivity analysis to Nova FY16 current trading 44

9. Analysis of the Terms of the MoU

Cnova (standalone) equity values estimated by Eight Advisory are c. 20% lower than the values presented in the MoU, as the Transaction prices in the MoU are How do the values estimated by Eight Advisory compare to the likely to include some synergies, especially regarding Nova. Comparison 8A vs. MoU (intercompany debt not capitalized) Cdiscount values presented in the MoU? in $m Min MoU 492 Per Cnova Share n.a. Eight Advisory (standalone) 337 Per Cnova Share n.a. Difference % (31)% Nova (incl. Holding costs) Cnova Mid Max Min Mid Max Min Mid Max 525 557 1,598 1,682 1,766 2,090 2,206 2,323 n.a. n.a. n.a. n.a. n.a. 4.74 5.00 5.26 374 415 1,281 1,440 1,631 1,618 1,814 2,045 n.a. n.a. n.a. n.a. n.a. 3.67 4.11 4.63 (29)% (26)% (20)% (14)% (8)% (23)% (18)% (12)% ᇄ Cnova equity value estimated by Eight Advisory is c.20% lower than presented in the MoU . That is explained by: Nova : values estimated by Eight Advisory c. 30% lower than presented in the MoU, Cdiscount (including holding costs): values estimated by Eight Advisory c. 15% lower than Source: Memorandum of Understanding dated 6 May 2016, Eight Advisory analysis presented in the MoU. ᇄ As presented in the following pages, part of this difference, especially regarding Nova, can be explained by the fact that: Values estimated by Eight Advisory are standalone (i.e. excluding synergies), while Values presented in the MoU result from a negotiation, and are likely to capture the portion of Nova synergies that NewCo (ultimately Via Varejo) is willing to pay to Cnova’s shareholders. Valuation analysis - Project Delphes - 11 May 2016 Analysis of the Terms of the MoU 46 © 2016 Property of Eight Advisory - Confidential

How should the financial terms of the MoU be analyzed with regards to Eight Advisory valuation?

(1/3)

Based on the standalone valuations prepared by Eight Advisory, the Cash Portion amounts presented in the MoU imply a premium paid by NewCo to Cnova's shareholders on Nova between $51m and $81m.

Analysis of the financial terms of the MoU

Financial terms of the MoU (in $m)		MoU Minimum	MoU Mid-point	MoU Maximum	Eight Advisory (DCF standalone) Minimum	Eight Advisory (DCF standalone) Mid-point	Eight Advisory (DCF standalone) Maximum
Nova Equity value (intragroup loan not capitalized, as per MoU)		492	525	557	338	375	415
Cdiscount Equity Value		1,598	1,682	1,766	1,285	1,443	1,634
(+) Intragroup loan		n.a.	n.a.	n.a.	127	127	127
Holding costs & Other		n.a.	n.a.	n.a.	(130)	(130)	(130)
Cnova Equity Value		2,090	2,206	2,323	1,618	1,814	2,045
22% stake held by Via Varejo in Cnova	[A]	460	485	511	356	399	450
Total Cash Portion (per MoU)		32	39	46	32	39	46
Repayment of the Intragroup loan (per MoU)		127	127	127	127	127	127
Total cash paid to Cnova	[B]	159	167	173	159	167	173
Total price paid by NewCo for Nova & Intragroup loan repayment	[A] + [B]	619	652	684	515	566	623
(-) Intragroup loan to be repaid		(127)	(127)	(127)	(127)	(127)	(127)
= Price paid by NewCo for Nova		492	525	557	388	439	496
(-) Nova Equity value (intragroup loan not capitalized, as per MoU)		(492)	(525)	(557)	(338)	(375)	(415)
Implied premium paid to Cnova shareholders on Nova acquisition		-	-	-	51	64	81

Source: Management, Eight Advisory analysis

- Based on the MoU, the total price paid by NewCo to Cnova's shareholders for Nova and the repayment of the intragroup loan ranges from $619m to $684m, and is split as follows:
  - **22% stake held by NewCo in Cnova**: from $460m to $511m,
  - **Cash Portion** defined in the MoU as the **difference between Nova equity value and the 22% stake held by NewCo in Cnova**: from $32m to $46m,
  - **Repayment of the intragroup loan**: $127m (per MoU).
- Therefore, if the sum of (i) 22% stake held by NewCo in Cnova, (ii) Cash Portion and (iii) Intragroup loan is higher than 100% of 100% Nova equity value plus intragroup loan, a premium is implicitly "paid" by NewCo to Cnova's shareholders for the acquisition of Nova.

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Analysis of the Terms of the MoU 47

How should the financial terms of the MoU be analyzed with regards to Eight Advisory valuation?

(2/3)

Based on the standalone valuations prepared by Eight Advisory, the Cash Portion amounts presented in the MoU imply a premium paid by NewCo to Cnova's shareholders on Nova between $51m and $81m.

Analysis of the financial terms of the MoU (cont'd)

Financial terms of the MoU (in $m)		MoU Minimum	MoU Mid-point	MoU Maximum	Eight Advisory (DCF standalone) Minimum	Eight Advisory (DCF standalone) Mid-point	Eight Advisory (DCF standalone) Maximum
Nova Equity value (intragroup loan not capitalized, as per MoU)		492	525	557	338	375	415
Cdiscount Equity Value		1,598	1,682	1,766	1,285	1,443	1,634
(+) Intragroup loan		n.a.	n.a.	n.a.	127	127	127
Holding costs & Other		n.a.	n.a.	n.a.	(130)	(130)	(130)
Cnova Equity Value		**2,090**	**2,206**	**2,323**	**1,618**	**1,814**	**2,045**
22% stake held by Via Varejo in Cnova	[A]	**460**	**485**	**511**	**356**	**399**	**450**
Total Cash Portion (per MoU)		32	39	46	32	39	46
Repayment of the Intragroup loan (per MoU)		127	127	127	127	127	127
Total cash paid to Cnova	[B]	**159**	**167**	**173**	**159**	**167**	**173**
Total price paid by NewCo for Nova & Intragroup loan repayment	[A] + [B]	**619**	**652**	**684**	**515**	**566**	**623**
(-) Intragroup loan to be repaid		(127)	(127)	(127)	(127)	(127)	(127)
= Price paid by NewCo for Nova		492	525	557	388	439	496
(-) Nova Equity value (intragroup loan not capitalized, as per MoU)		(492)	(525)	(557)	(338)	(375)	(415)
Implied premium paid to Cnova shareholders on Nova acquisition		-	-	-	51	64	81

Source: Management, Eight Advisory analysis

➔ Based on the standalone equity values estimated by Eight Advisory, and considering the amounts of Cash Portion (per MoU) and Intragroup loan, it appears that:

22% stake in Cnova + Cash Portion + Intercompany debt > 100% Nova standalone + Intercompany debt

➔ **Therefore Cnova's shareholders will receive an aggregate amount that is higher than the value of 100% Nova standalone, implying a premium between $51m and $81m.**

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Analysis of the Terms of the MoU 48

How should the financial terms of the MoU be analyzed with regards to Eight Advisory valuation?

(3/3)

The implied premium paid to Cnova's shareholders corresponds to a portion of Nova's net synergies ranging from 36% to 57%. Based on Eight Advisory valuations, the Exchange ratio is c. 75%, compared to c. 90% in the MoU.

Analysis of the financial terms of the MoU (cont'd)

Focus on the implied premium paid to Cnova on Nova (in $m)	MoU Minimum	MoU Mid-point	MoU Maximum	Eight Advisory (DCF standalone) Minimum	Eight Advisory (DCF standalone) Mid-point	Eight Advisory (DCF standalone) Maximum
Nova operating synergies	*n.a.*	*n.a.*	*n.a.*	*205*	*205*	*205*
Nova NOLs de-synergies	*n.a.*	*n.a.*	*n.a.*	*(23)*	*(23)*	*(23)*
Nova net synergies expected from the Transaction @ 100%	n.a.	n.a.	n.a.	182	182	182
Nova net synergies @ Cnova max. share (78%)	**n.a.**	**n.a.**	**n.a.**	**142**	**142**	**142**
Implied premium paid to Cnova shareholders on Nova acquisition	-	-	-	51	64	81
Implied portion of Nova synergies paid by Newco	**n.a.**	**n.a.**	**n.a.**	**36%**	**45%**	**57%**

Exchange ratio per MoU (in $m)		MoU Minimum	MoU Mid-point	MoU Maximum	Eight Advisory (DCF standalone) Minimum	Eight Advisory (DCF standalone) Mid-point	Eight Advisory (DCF standalone) Maximum
Nova equity value	[A]	492	525	557	338	375	415
22% stake held by Via Varejo in Cnova	[B]	460	485	511	356	399	450
Total Cash Portion paid by NewCo (as per MoU)	[C]	32	39	46	32	39	46
Additional Cash (as per MoU)	[D]	54	54	54	54	54	54
Exchange ratio per MoU	**[A] / ([B]+[C]+[D])**	**90%**	**91%**	**91%**	**76%**	**76%**	**75%**
		-	-	-			

Source: Management, Eight Advisory analysis

- Based on the estimation of the Nova net synergies (cf. pages 29 and 30) expected to arise from the Transaction, the **implied premium paid to Cnova's shareholders on Nova captures 36% to 57% of the Nova synergies (net of NOLs de-synergies)** attributable to Cnova's shareholders (i.e. 78% of total Nova net synergies).
- Based on the values estimated by Eight Advisory and the Cash Portion of the MoU, the Exchange ratio would stand at **c. 75%**, compared to the **c. 90%** ratio derived from the values presented in the MoU. This corroborates the fact that NewCo is paying an implied premium on Nova intrinsic value to acquire it.
- **Based on the above, the financial terms of the MoU lead to an implied premium on Nova standalone value, which appears to be fair for Cnova's shareholders.**

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Analysis of the Terms of the MoU 49

10. Conclusions

What are the key findings of our analyses?

Based on the standalone equity values estimated by Eight Advisory, the financial terms of the MoU lead to an implied "premium" on Nova standalone value, which appears to be fair for Cnova's shareholders.

1. MoU vs. 8A and BNPP – Cnova per share

MoU Cnova (mid-point)	$2,206m	**$5.00 per share**
1. **8A standalone (central)**	$1,814m	**$4.11 per share**
Implied premium		22%
2. **8A including 100% synergies (standalone central value)**		**$4.65 per share**
Implied premium		8%
3. **8A standalone (high)**	$2,045m	**$4.63 per share**
Implied premium		8%
For information: 8A including 100% synergies (standalone high value)		*$5.17 per share*
Reminder: BNPP standalone		*$4.41 - $4.91 per share*
8A estimate of BNPP including synergies		*$4.47 - $5.04 per share*

Source: MoU dated 6 May 2016, Management, Eight Advisory analysis
Note: Eight Advisory range based on sensitivity to WACC

2. MoU vs. 8A and BNPP – Standalone values

in $m	Nova Min	Nova Max	Cdiscount Min	Cdiscount Max	Hold. costs	Interco. debt	Cnova Min	Cnova Max
MoU	492	557	1,598	1,766	n.a.	n.a.	**2,090**	**2,323**
BNPP standalone	413	478	1,496	1,654	(91)	127	**1,945**	**2,168**
8A standalone (central)	375		1,443		(130)	127	**1,814**	
For information: 8A standalone (high)	*415*		*1,634*		*(130)*	*127*	**2,045**	
Premium MoU / 8A (central)	31%	49%	11%	23%			**15%**	**28%**
8A vs. BNPP	(9)%	(22)%	(4)%	(13)%			**(7)%**	**(16)%**

Source: MoU dated 6 May 2016, Management, Eight Advisory analysis

3. Analysis of the terms of the MoU

→ **Financial terms of the MoU as of 6 May 2016 are correctly estimated**. For illustration purposes, based on the MoU mid-point values:

22% * $2,206m + $167m = 100% * $525m + $127m
(Cnova) *(Cash Portion & Interco. debt)* *(Nova)* *(Interco. debt)*

→ With Eight Advisory intrinsic standalone values and mid-point Cash Portion:

22% * $1,814m + $167m > 100% * $375m + $127m
$565m ***$502m***

→ **Implied "premium" of $64m** (difference between price paid of $565m and value of Nova plus repayment of the intercompany debt), corresponding to:

- **17% premium over Nova standalone value**, or
- **45% of Nova estimated net synergies attributable to Cnova's shareholders.**

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Conclusions 51

Based on the standalone equity values estimated by Eight Advisory, the financial terms of the MoU lead to an implied “premium” on Nova standalone value, which What are our conclusions about the Merger and its financial appears to be fair for Cnova’s shareholders. ᇄ Analysis of the financial Terms of the MoU The amounts of Cash Portion presented in the MoU, ranging from $32m to $49m are consistent with the interest for Cnova’s shareholders? compensation mechanism described in the MoU (1) (i.e. Cash Portion equaling the difference between 100% of Nova value and 22% of Cnova value). Based on the standalone equity values estimated by Eight Advisory, and considering the amounts of Cash Portion (per MoU), the price paid by NewCo to Cnova’s shareholders for Nova implies a “premium” on Nova standalone value ranging from 15% to 20% . It could be considered that this implied “premium” captures 36% to 57% of the Nova synergies (net of NOLs de - synergies) attributable to Cnova’s shareholders. Based on the above, the financial terms of the MoU lead to an implied “premium” on Nova standalone value, which appears to be fair for Cnova’s shareholders. ᇄ All the analyses presented in this document are subject to the potential adjustments mentioned in the Section 4.3 of the MoU . (1) It should however be noted that regarding the “maximum” Cash Portion, the correct amount would be $46m. Valuation analysis - Project Delphes - 11 May 2016 Conclusions 52 © 2016 Property of Eight Advisory - Confidential

11. Appendix

Appendices: Table of contents Appendices 1. Summary of the Memorandum of Understanding 2. Results of our analyses with the intercompany debt capitalized 3. Additional analysis on BNPP valuation works 4. DCF key assumptions 5. Discount Rates 6. Additional analysis on trading multiples 7. Brazil economic information Valuation analysis - Project Delphes - 11 May 2016 Appendix 54 © 2016 Property of Eight Advisory - Confidential

Appendix 1: Summary of the Memorandum of Understanding Appendix

A non - binding MoU was prepared between Via Varejo, Cnova Brazil and Cnova N.V. as of 6 May 2016, with the interest to implement a potential Memorandum of Understanding What are the main features of the MoU signed by the parties? (1/3) transaction which would combine the businesses of Via Varejo and Cnova Brazil. Memorandum of Understanding ᇄ The MoU outlines: (i) the preliminary terms and conditions of the Combination; (ii) the steps necessary to implement the combination of the e - commerce business currently operated by Cnova Brazil with the brick and mortar activities currently developed by via Varejo; The general proposal to be submitted by the officers of Via Varejo to the Board of Directors of Via Varejo, as well as by the Transaction Committee to the Board of Directors of Cnova NV. ᇄ The Parties have agreed on the economic and financial terms of the Combination based on: (i) the unaudited financial statements of Cnova Brazil as of and for the period ended as December 31, 2015; (ii) the net debt; (iii) the annual average working capital amount for Cnova Brazil for 2015; (iv) Provisions for expenses related to the investigations at Cnova Brazil; and (v) the Parties’ discussions of the respective business plans of Cnova Brazil and Cnova NV. ᇄ The Parties have agreed upon the following valuation ranges with respect to 100% of equity of each entity: Cnova Brazil: $492m (min) - $525m (mid) - $557m (max), Cdiscount: $1,598m (min) - $1,682m (mid) - $1,766m (max), Cnova NV: $2,090m (min) - $2,206m (mid) - $2,323m (max), Implied Cash portion: $32m (min) - $39m (mid) - $49m (max) (1) As reminder a shareholders’ loan amounted to $127m. Note (1): we noticed that the amount of the max Implied Cash Portion should be between $46m and $47m Valuation analysis - Project Delphes - 11 May 2016 Appendix 56 © 2016 Property of Eight Advisory - Confidential

A non - binding MoU was signed between Via Varejo, Cnova Brazil and Cnova NV as of 6 May 2016, with the interest to implement a potential transaction which Memorandum of Understanding What are the main features of the MoU signed by the parties? (2/3) would combine the businesses of Via Varejo and Cnova Brazil. Memorandum of Understanding (continued) ᇄ In order to implement the combination of the two businesses, Parties should achieve the following step plan: Merger of NewCo : as the preliminary step for implementing the combination a NewCo wholly owned by Via Varejo shall receive as a capital increase: (i) all the shares issued by Via Varejo Luxembourg Holding S.à.r.l that will, at the time of the capital increase, indirectly own 96,790,798 shares representing approximately 22% of the capital of Cnova NV; (ii) cash in Brazilian real corresponding to the difference between the equity value of 96,790,798 ordinary shares of Cnova NV and 100% of the equity value of Cnova Brazil, being that, as the Agreed Equity Values, such amount shall be in Brazilian real between $32m and $49m (“Cash Portion”); (iii) an additional cash of R$192,304,721.93 (“Additional Cash”), corresponding to the amount necessary for the net worth value of NewCo to be positive, necessary for the implementation of the Combination. Following the incorporation of NewCo and the completion of the capital increase described above, NewCo shall be immediately merged with and into Cnova Brazil, with Cnova Brazil as the surviving entity in the merger. Merger of NewCo Exchange Ratio : the ratio of the equity value of Cnova Brazil to the equity value of NewCo shall be determined as (A) the equity value of Cnova Brazil divided by (B) the value of (i) the equity value of 96,790,798 ordinary shares of Cnova NV held by Via Varejo plus (ii) the Cash Portion plus (iii) the Additional Cash. Possible adjustments to the Agreed Equity Value : The Agreed Equity Values with respect to Cnova NV and Cnova Brazil shall be adjusted in good faith by the Parties to take into account the effective impact on the valuation of the differences between (i) the Cnova’s 2015 Preliminary Financial Statements, and (ii) the audited financial statements of Cnova Brazil as of and for the year ended 31 December 2015, when released. Valuation analysis - Project Delphes - 11 May 2016 Appendix 57 © 2016 Property of Eight Advisory - Confidential

A non - binding MoU was signed between Via Varejo, Cnova Brazil and Cnova NV as of 6 May 2016, with the interest to implement a potential transaction which Memorandum of Understanding What are the main features of the MoU signed by the parties? (3/3) would combine the businesses of Via Varejo and Cnova Brazil. Memorandum of Understanding (continued) ᇄ In order to implement the combination of the two businesses, Parties will follow the following step plan (cont’d): Cross - shareholding elimination : completion of the Merger of NewCo shall result in an indirect cross - shareholding equity participation between Cnova Brazil and Cnova NV, which pursuant to Brazilian Law must be eliminated within one year of the completion of the merger of the NewCo. To this purpose the Parties agree to undertake the two following steps: Distribution by Cnova NV and repurchase of Cnova NV shares, Cnova Brazil’s share acquisition and elimination of cross - shareholding exchange ratio. As a final step the Parties acknowledge that Cnova Brazil, at this stage already a wholly owned company of Via Varejo, shall be merged into Via Varejo. ᇄ Repayment of Cnova Brazil shareholders’ loan : in accordance with the loan agreement entered between Cnova NV and Cnova Brazil on Marche 24, 2015, pursuant to which Cnova Brazil received from Cnova NV cash proceeds in the amount of BRL 385,000,000, the implementation of the combination is a triggering event for the acceleration of the repayment of the full amount of the loan, including interest and any other accrued amounts. ᇄ Non - binding agreement : This MoU is entered into for information and discussion purposes, as a negotiation aid and does not constitute a binding offer or commitment to carry out the combination or any other transactions contemplated herein ᇄ No other side - agreement at this stage . Valuation analysis - Project Delphes - 11 May 2016 Appendix 58 © 2016 Property of Eight Advisory - Confidential

Appendix 2: Results of our analyses with the intercompany debt capitalized Appendix

What are the results of our Excluding synergies and with intercompany debt capitalized , Cnova NV Equity Value defined with the DCF method ranges from $1,618m to $2,045m. Interco. debt capitalized 1. valuation Cnova Equity Value ($m) Cnova Equity Value Before Synergies Relative weights excl. Holding analysis? DCF method 1,618 1,814 2,045 Cdiscount 73% - 75% Nova 25% - 27% Trading multiples - Intercompany debt capitalized Current view 1,164 (regression) Trading multiples - Best view (Best peer) 1,298 Cdiscount 76% - 78% Nova 22% - 24% 2,164 2,475 Cdiscount 71% - 72% Nova 28% - 29% Average Analysts target price 706 1,214 1,765 (1/2) Market capitalization (1 - month) 984 1,358 Market capitalization (since IPO) - 500 12 April 2016 (1) 954 1,136 1 Mar. 2016 1,000 1,500 2,000 In $m IPO market cap. 3,089 3,732 Source: Bloomberg, 13 Jan. 2015 Eight Advisory analysis 2,500 3,000 3,500 4,000 Note (1): 1 - month average 2. Cdiscount and Nova Equity Values ($m) DCF Method Trading multiples - Current view (regression) Trading multiples - Best view (Best peer) 750 Cdiscount Equity Value Intercompany debt capitalized 1,443 1,285 1,634 990 1,117 1,618 1,871 1,250 1,750 In $m Nova Equity Value Before Nova Synergies - Interco. debt capitalized 501 464 542 305 312 677 735 200 400 600 800 In $m NPV Holding Costs Before Holding Synergies (130) (130) (130) (200) (150) (100) (50) - In $m Valuation analysis - Project Delphes - 11 May 2016 Appendix 60 © 2016 Property of Eight Advisory - Confidential

Excluding synergies and with intercompany debt capitalized , Cnova NV What are the results of our Equity Value per share defined with the DCF method ranges $4.63. Interco. debt capitalized from $3.67 to valuation 1. Cnova Equity Value per share ($) Cnova Equity Value per share Relative weights Before Synergies excl. Holding analysis? Intercompany debt capitalized 4.11 DCF method 3.67 4.63 Trading multiples - Current view 2.64 2.94 (regression) Trading multiples - Best view 4.90 5.61 (Best peer) Cdiscount 73% - 75% Nova 25% - 27% Cdiscount 76% - 78% Nova 22% - 24% Cdiscount 71% - 72% Nova 28% - 29% Average Analysts target price 1.60 2.75 4.00 (2/2) Market capitalization (1 - month) 2.23 3.08 Market capitalization (since IPO) - 1.00 12 April 2016 (1) 2.16 2.58 1 Mar. 2016 2.00 3.00 4.00 5.00 In $ IPO market cap. 7.00 8.46 13 Jan. 2015 6.00 7.00 8.00 9.00 Source: Bloomberg, Eight Advisory analysis 10.00 Note (1): 1 - month average 2. Cdiscount and Nova Equity Values per share ($) Cdiscount contribution to Cnova Equity Value per share Intercompany debt capitalized 3.27 Nova contribution to Cnova Equity Value per share Before Nova Synergies - Interco. debt capitalized 1.14 NPV Holding Costs contribution to Cnova Equity Value per share Before Holding Synergies (0.30) DCF Method Trading multiples - Current view 2.24 (regression) Trading multiples - Best view (Best peer) 1.00 2.00 2.91 3.70 2.53 0.69 3.67 4.24 3.00 4.00 5.00 0.50 In $ 1.05 1.23 0.71 1.53 1.66 1.00 1.50 2.00 In $ (0.30) (0.30) (0.40) (0.30) (0.20) (0.10) - In $ Valuation analysis - Project Delphes - 11 May 2016 Appendix 61 © 2016 Property of Eight Advisory - Confidential

Appendix 3: Additional analysis on BNPP valuation works Appendix

Comparison with BNPP

What are the key respective methodological approaches of BNP Paribas and Eight Advisory?

Item	BNPP	8A
1. DCF Method		
BP used	Management BP (FY16-FY18)	Management BP (FY16-FY18)
Extrapolation period	FY19-FY24	FY19-FY23
Factoring costs	Included in the free cash flows	Included in the free cash flows
Change in NWC	Adjusted for seasonality	Adjusted for seasonality
Impact of fraud on FY15 monthly NWC	Adjusted for FY15 impact	Adjusted for FY15, FY14, FY13 and older impacts
Discount rate	Cost of Equity	Cost of Equity
Terminal Value	Terminal Value (Gordon growth)	Two-stage growth Terminal Value
2. Trading Multiples Method		
Reference aggregates	FY17 sales	FY15-FY18 sales, EBITDA, factoring costs and Capex
Panel of comparable companies retained	**Nova**: Amazon, JD, Vipshop, B2W and Dangdang **Cdiscount**: Amazon, AO World, Zooplus, Showroomprive, Verkkokauppa, Banzai and Qliro	**Nova**: Amazon, JD, Vipshop, B2W and Dangdang **Cdiscount**: Amazon, AO World, Ocado, Qliro
Multiples retained	**Nova**: i) FY17 EV / sales on FY17 gross profit regression analysis and ii) FY17 B2W EV / sales, with 24.9% discount **Cdiscount**: i) Median EV / sales and ii) AO World FY17 EV / sales, with 8.1% discount	**Nova and Cdiscount**: FY15-FY18 EV/Sales multiples regression analysis on i) EBITDA – normative factoring costs, ii) EBITDA - factoring costs – Capex "Best peer" EV / sales used as the high end of the trading multiples range (AO World for Cdiscount and B2W for Nova)
3. Enterprise Value to Equity adjustments		
Average NWC adjustment	DCF method: Yes Trading multiples: Yes	DCF method: Yes Trading multiples: Yes
Discounted receivables adjustment (factoring)	DCF method: No Trading multiples: Yes	DCF method: No Trading multiples: No

Valuation analysis - Project Delphes - 11 May 2016

Appendix 63
© 2016 Property of Eight Advisory – Confidential

On a standalone basis (excluding synergies), Cnova Enterprise Value defined with the DCF method ranges from $1,781m to $2,207m, while BNPP Enterprise Comparison with BNPP What are the results of our standalone DCF valuation analysis (range of Enterprise Values)? Value ranges from $2,144m to $2,368m Cnova standalone Enterprise Value per 8A vs. BNPP ($m) Eight Advisory (DCF valuation) BNPP (Low / High) in $m Min Central Max Min Central Cdiscount 1,451 1,610 1,801 1,673 1,753 Nova 461 497 537 556 589 Holding (130) (130) (130) (85) (85) Enterprise Value 1,781 1,976 2,207 2,144 2,256 Min/Max based on sensitivity to WACC Min/Max based on Low/High case Source: BNPP report dated 10 May 2016, Eight Advisory analysis Note: Please note that BNPP standalone equity values include holding cost synergies Cnova standalone EV 8A vs. BNPP - Implied EV/FY17 Sales Cdiscount implied EV/FY17 Sales Nova implied EV/FY17 Sales multiple multiple (DCF) (DCF) Eight Difference (8A vs. BNPP) Max Min Central Max 1,832 - 13.3% - 8.1% - 1.7% 621 - 17.2% - 15.6% - 13.6% (85) 53.0% 53.0% 53.0% 2,368 - 16.9% - 12.4% - 6.8% Cnova implied EV/FY17 Sales multiple (DCF) Advisory BNPP 0.40x 0.50x 0.64x 0.79x 0.74x 0.81x 0.60x 0.70x 0.80x 0.90x 1.00x 0.24x 0.28x 0.29x 0.10x 0.20x 0.30x 0.42x 0.52x 0.32x 0.51x 0.56x 0.40x 0.30x 0.40x 0.50x 0.60x 0.70x Valuation analysis - Project Delphes - 11 May 2016 Appendix 64 © 2016 Property of Eight Advisory - Confidential

Excluding synergies and with intercompany debt not capitalized, Cnova central Equity Value defined with the DCF method Comparison was estimated at $1,881m (incl. holding synergies), compared to $1,944m (Low Case) and $2,168m (High Case) per BNPP with BNPP estimation Cnova standalone central Equity Value per 8A ($m) Cnova standalone central Equity Value per BNPP - Low case ($m) What are the results of our in $m 4 in $m 67 - standalone DCF valuation analysis (central value) on a comparable basis with BNPP methodology? (4) 1,443 375 Nova Cdiscount Holding before synergies 1,881 100% holding Cnova Equity synergies Value (comparable basis with BNPP) 1,496 413 Nova Cdiscount Cnova standalone central Conservative case ($m) in $m 1,654 478 3 - 5 1,944 Holding Cnova Equity Value Equity Value per BNPP - 35 - 2,168 Nova Cdiscount Holding Cnova Equity Value Source: BNPP report dated 10 May 2016, Eight Advisory analysis Valuation analysis - Project Delphes - 11 May 2016 Appendix 65 © 2016 Property of Eight Advisory - Confidential

On a standalone basis (excluding synergies), Cnova Enterprise Value defined with the trading multiples method ranges from $1,394m to $2,453m, while BNPP Comparison with BNPP What are the results of our standalone trading multiples valuation analysis (range of Enterprise Values)? Enterprise Value ranges from $2,207m to $2,433m Cnova standalone Enterprise Value per 8A vs. BNPP ($m) Eight Advisory (trading multiples) BNPP (trading multiples) in $m Min Central Max Min Central Cdiscount 1,220 1,554 1,889 1,543 1,598 Nova 305 500 695 749 807 Holding (130) (130) (130) (85) (85) Enterprise Value 1,394 1,924 2,453 2,207 2,320 Note: Please note that BNPP standalone equity values include holding cost synergies Cnova standalone EV 8A vs. BNPP - Implied EV/FY17 Sales Cdiscount implied EV/FY17 Sales Nova implied EV/FY17 Sales multiple multiple (trading multiples) (trading multiples) Eight Difference (8A vs. BNPP) Max Min Central Max 1,652 - 21.0% - 2.7% 14.3% 866 - 59.3% - 38.1% - 19.8% (85) 53.0% 53.0% 53.0% 2,433 - 36.8% - 17.1% 0.8% Cnova implied EV/FY17 Sales multiple (trading multiples) Advisory BNPP 0.54x 0.83x (regression analysis) (Best peer analysis) 0.68x 0.73x 0.16x 0.36x (regression analysis) (Best peer analysis) 0.39x 0.45x 0.33x 0.58x (regression analysis) (Best peer analysis) 0.52x 0.58x 0.40x 0.50x 0.60x 0.70x 0.80x 0.90x 1.00x 0.10x 0.20x 0.30x 0.40x 0.50x 0.60x 0.30x 0.40x 0.50x 0.60x 0.70x Source: BNPP report dated 10 May 2016, Eight Advisory analysis Note: the comparison presented above presents limited relevance as in their trading multiples method, BNPP considers operatin g f inancing (such as discounting of receivables and securitization) as a net financial debt item. This has a double impact, as it (i) increases th e p eers’ Enterprise Value and (ii) increases financial debt in the EV to Equity bridge. Valuation analysis - Project Delphes - 11 May 2016 Appendix 66 © 2016 Property of Eight Advisory - Confidential

On a standalone basis, Cnova Equity Value defined with the trading multiples method ranges from $1,231m to $2,291m ($2.79 to $5.19 per share), while BNPP Comparison with BNPP Equity Value ranges from $1,480m to $1,706m ($3.35 to $3.87 per share) Cnova standalone Equity Value per 8A vs. BNPP ($m) What are the results of our standalone trading multiples valuation analysis (range of Equity Values)? Eight Advisory (trading multiples) BNPP (trading multiples) in $m Min Central Max Min Central Cdiscount 1,053 1,387 1,722 1,215 1,270 Nova 182 378 574 230 288 Holding (4) (4) (4) 35 35 Equity value Standalone 1,231 1,761 2,291 1,480 1,593 Note: Please note that BNPP standalone equity values include holding cost synergies Cnova standalone Equity Value per 8A vs. BNPP ($m) Cdiscount Equity Value standalone - Nova Equity Value standalone - Multiples ($m) Multiples ($m) Eight Difference (8A vs. BNPP) Max Min Central Max 1,324 - 13.3% 9.3% 30.0% 347 - 20.7% 31.1% 65.4% 35 - 112.0% - 112.0% - 112.0% 1,706 - 16.8% 10.5% 34.3% Cnova Equity Value standalone - Multiples ($m) Advisory BNPP - 1,053 1,722 (regression analysis) (Best peer analysis) 1,215 1,324 500 1,000 1,500 2,000 182 574 (regression analysis) (Best peer analysis) 230 347 - 200 400 600 800 1,231 2,291 (regression analysis) (Best peer analysis) 1,480 1,706 1,000 1,000 1,500 2,000 2,500 Source: BNPP report dated 10 May 2016, Eight Advisory analysis Valuation analysis - Project Delphes - 11 May 2016 Appendix 67 © 2016 Property of Eight Advisory - Confidential

Comparison with BNPP

What are the results of our estimation of synergies?

The value for Cnova of the additional synergies (net of de-synergies) expected from the Transaction ranges from $(12)m to $133m per 8A, compared to $28m to $56m per BNPP

Synergies per 8A vs. BNPP ($m)

in $m	Min (Eight Advisory)	Central (Eight Advisory)	Max (Eight Advisory)
100% operating synergies (VV & Nova)	262	262	262
o/w 100% operating synergies (Nova part)	205	205	205
(-) Part "kept" by NewCo	(205)	(125)	(45)
Nova synergies paid to Cnova	-	**80**	**160**
100% Nova NOLs de-synergies	(23)	(23)	(23)
(-) Part borne by NewCo	23	14	5
Nova NOLs de-synergies borne by Cnov	-	**(9)**	**(18)**
100% Tax de-synergies	(6)	(6)	(6)
(-) Part borne by NewCo	-	1	1
Tax de-synergies borne by Cnova	**(6)**	**(5)**	**(5)**
100% Transaction costs	(6)	(6)	(6)
(-) Part borne by NewCo	-	1	1
Transaction costs borne by Cnova	**(6)**	**(5)**	**(4)**
Additional synergies	**(12)**	**60**	**133**

Min/Max based on % of synergies paid to Cnova

Source: BNPP report dated 10 May 2016, Eight Advisory analysis

in $m	Min (Eight Advisory)	Central (Eight Advisory)	Max (Eight Advisory)
100% Holding costs synergies	67	67	67
(-) Part paid to NewCo	-	(7)	(15)
Holding synergies (Cnova)	**67**	**60**	**52**
Holding synergies	**67**	**60**	**52**

Additional synergies BNPP

In $m	Min (BNPP)	Central (BNPP)	Max (BNPP)
Additional synergies	28	39	56

Source: BNPP MoU indicative terms analysis and synergies analysis

Amounts derived from BNPP synergies valuation and rules regarding completion (from 50% to 100%) as well as Nova share (50%).

Key findings

- Synergies per 8A include Holding synergies (vs. captured in the standalone value per BNPP)
- Synergies per 8A include NOLs and Tax de-synergies (vs. not considered by BNPP)
- Operating synergies (Nova & VV) estimated at $262m per 8A vs. ranging from $101m to $201m ("completion" adjustment between 50% and 100%) per BNPP

Valuation analysis - Project Delphes - 11 May 2016
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Appendix 68

Comparison with BNPP

What are the main methodological differences between 8A and BNPP when applying the "Best peer" (B2W) approach in the trading multiples method for Nova?

Regarding the "Best peer" approach on Nova, B2W EV/FY17 sales multiple estimated by BNPP stands at 0.60x, while it stands at 0.40x per 8A estimation. This gap is mainly explained by a methodological difference in the way operating financing (discounting, securitization) is factored in the analysis.

Application of the "Best peer" approach for Nova per 8A vs. BNPP (in R$m)

	Nova (in R$m)		
Application of B2W multiple to Nova	**BNPP**	***8A per BNPP methodology***	**8A methodology**
Market capitalization*	*3,467*	*3,467*	3,467
(+) Net debt items excl. discounted receivables*	*1,862*	*1,127*	1,127
(+) Discounted receivables as of 31.03.2016	1,569	*1,569*	-
Enterprise Value*	**6,897**	***6,162***	**4,594**
FY17 net sales forecast*	*11,570*	*11,995*	11,995
(-) Boleto	n.a.	*n.a.*	(409)
FY17 net sales adjusted	**11,570**	***11,995***	**11,586**
Implied EV/FY17 sales multiple	**0.60x**	***0.51x***	**0.40x**
Nova FY17 net sales	6,870	*6,870*	6,870
Nova Enterprise Value	**4,095**	***3,529***	**2,724**
(-) Profitability discount	*(24.9)%*	*(24.9)%*	-
Nova adjusted Enterprise Value	**3,075**	***2,650***	**2,724**
(-) Net financial debt	983	*977*	977
(-) NWC seasonality adjustment	(556)	*(556)*	(951)
(-) Discounted receivables	(1,792)	*(1,311)*	-
(-) Intragroup loan	(446)	*(446)*	(446)
(-) Other net debt items	(29)	*(11)*	(11)
(-) FCF differential adjustment	n.a.	*n.a.*	(350)
Nova Equity Value	**1,234**	***1,304***	**1,943**

*Note: items marked with an * in BNPP methodology were extrapolated based on available information for 8A*

Source: Bloomberg as at 6 May 2016, BNPP report dated 10 May 2016, Eight Advisory analysis

Application of the "Best peer" approach for Nova per 8A vs. BNPP (in R$m)

→ Main differences between 8A and BNPP:

- Difference in Net financial debt excluding discounted receivables,
- BNPP considers **operating financing** items (such as discounting of receivables) as a net financial debt item, which:
  - Increases the EV/sales multiple estimated for B2W,
  - Increases Nova net financial debt in the EV to Equity bridge.
- BNPP applies a **24.9% discount** to account for Nova's lower profitability compared to B2W's,
- **NWC seasonality adjustment** lower per BNPP, after reinstatement of discounted receivables in the NWC (*cf.* treatment of discounted receivables as a net financial debt item).
- Amount of **discounted receivables** estimated as of 31.12.2015 and reinstated in Nova's financial debt higher per BNPP: alternative computation approach
- Free cash flow differential adjustment per 8A to account for Nova's lower recovery pace compared to B2W's.

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Appendix 69

Appendix 4: DCF key assumptions Appendix

KPIs over the BP (FY16 - FY18) and the extrapolation period (FY19 - FY23) DCF Method Extrapolation KPIs Cdiscount KPIs FY15E FY16B FY17F FY18F FY19F FY20F FY21F FY22F FY23F Marketplace (% of total GMV B2C) n.a. 34.8% 38.5% 43.2% 46.9% 49.0% 50.4% 51.1% 51.5% Direct sales (% of total GMV B2C) n.a. 65.2% 61.5% 56.8% 53.1% 51.0% 49.6% 48.9% 48.5% Commissions (% of Mark etplace) 12.5% 13.3% 13.3% 13.3% 13.6% 13.8% 14.5% 14.5% 14.5% GMV Mark etplace (% growth) n.a. 44.5% 23.9% 29.0% 25.0% 20.0% 15.0% 10.0% 8.0% Direct Sales (% growth) n.a. 2.2% 5.6% 6.0% 8.0% 10.0% 8.7% 7.3% 6.0% Net sales growth n.a. 4.7% 8.2% 8.4% 10.1% 11.5% 10.2% 7.7% 6.3% Gross margin ex. mark etplace 9.0% 8.7% 9.8% 10.2% 10.2% 10.2% 10.2% 10.2% 10.2% Gross margin 12.9% 14.5% 16.3% 17.9% 19.1% 20.0% 20.9% 21.2% 21.3% SG&A (12.3)% (12.9)% (13.1)% (13.1)% (13.1)% (13.1)% (13.0)% (12.9)% (12.8)% EBITDA 0.7% 1.6% 3.2% 4.8% 6.0% 6.9% 8.0% 8.3% 8.5% Factoring costs (0.9)% (1.6)% (1.3)% (1.3)% (1.3)% (1.3)% (1.3)% (1.3)% (1.3)% Source: Management, Eight Advisory analysis Nova KPIs FY15E FY16B FY17F FY18F FY19F FY20F FY21F FY22F FY23F Marketplace (% of total GMV B2C) n.a. 20.9% 28.3% 33.7% 39.7% 44.8% 47.4% 49.4% 50.4% B2C direct sales (% of total GMV B2C) n.a. 79.1% 71.7% 66.3% 60.3% 55.2% 52.6% 50.6% 49.6% Net commissions (% of GMV) 10.9% 13.5% 13.5% 13.5% 13.7% 13.8% 14.0% 14.0% 14.0% GMV Marketplace % growth n.a. 100.0% 60.0% 45.0% 50.0% 45.0% 30.0% 25.0% 20.0% B2C direct sales % growth (5.0)% 7.0% 12.0% 15.6% 17.2% 16.8% 15.4% 15.0% Net sales % growth n.a. (0.1)% 10.3% 14.8% 18.9% 20.4% 18.8% 16.7% 15.6% Gross margin 11.5% 14.3% 16.4% 18.3% 19.5% 20.8% 21.6% 22.1% 22.4% Gross margin ex. marketplace 10.3% 11.4% 12.3% 13.1% 12.9% 12.6% 12.5% 12.4% 12.3% SG&A (15.2)% (13.3)% (13.3)% (13.5)% (13.7)% (13.9)% (13.9)% (13.9)% (13.8)% EBITDA (3.7)% 1.0% 3.1% 4.8% 5.8% 6.9% 7.7% 8.2% 8.5% Factoring costs (3.9)% (5.1)% (5.0)% (5.0)% (3.9)% (3.5)% (2.9)% (2.6)% (2.4)% Source: Management, Eight Advisory analysis Valuation analysis - Project Delphes - 11 May 2016 Appendix 71 © 2016 Property of Eight Advisory - Confidential

Enterprise Value of Cdiscount based on the DCF Method Business Plan Extrapolation Terminal Valuation parameters DCF Method Cdiscount In € m GMV Net sales COGS Gross margin SG&A Cdiscount France EBITDA D&A EBIT Factoring costs Adjusted EBIT ( - ) Corporate income tax (+) D&A ( - ) Capex Average adjusted work ing capital ( - ) Change in average working capital Free Cash Flow Partial year adjustment Discount period Discount factor Discounted Free Cash Flow Cumulated Free Cash Flows Terminal Value Two - Stage Growth TV Discounted Terminal Value Discounted TSG Terminal Value Cdiscount - Enterprise Value in € m Cdiscount - Enterprise Value in $m KPIs FY15A FY16B FY17F FY18F déc. déc. déc. déc. 2,116 2,476 2,773 3,185 1,737 1,818 1,968 2,133 (1,512) (1,554) (1,646) (1,750) 225 264 321 383 (213) (234) (258) (280) 12 30 63 102 (21) (24) (29) (30) (9) 6 35 72 (16) (30) (26) (28) (25) (24) 8 44 - - (3) (15) 21 24 29 30 (42) (41) (46) (50) (81) (114) (130) (146) 33 16 15 (8) 4 25 1.00 1.00 1.00 0.50 1.50 2.50 0.96 0.89 0.82 (8) 4 21 269 1,938 2,046 1,088 1,149 1,418 1,610 FY15A FY16B FY17F FY18F FY19F FY20F FY21F FY22F FY23F FCF déc. déc. déc. déc. déc. 3,674 4,213 4,709 5,118 5,477 5,614 2,349 2,620 2,887 3,111 3,307 3,390 (1,899) (2,096) (2,283) (2,453) (2,602) (2,667) 450 524 604 658 706 723 (309) (342) (374) (401) (424) (435) 141 182 231 258 281 288 (38) (48) (59) (70) (81) (83) 103 134 172 188 200 205 (31) (34) (37) (40) (43) (44) 73 100 135 148 158 162 (25) (34) (46) (51) (54) (56) 38 48 59 70 81 83 (57) (66) (73) (80) (85) (87) (156) (170) (183) (196) (208) (213) 10 14 13 13 11 5 39 62 87 100 110 107 1.00 1.00 1.00 1.00 1.00 3.50 4.50 5.50 6.50 7.50 0.76 0.71 0.65 0.61 0.56 29 44 57 61 62 Terminal FY19F FY20F FY21F FY22F FY23F Year Valuation date 31 December 2015 Long - term growth 2.5% Discount rate 8.00% Corporate tax rate 34.4% Two - Stage Growth assumptions Years of high growth 3.0 High - growth period rate 6.3% LTG ( - ) HG rate 3.8% Cdiscount - EV reconciliation Cumulated Free Cash Flows 19% EV: € 1,418m EV: $1,610m Discounted Terminal Value 81% Sales (yoy growth %) n.a. 4.7% 8.2% 8.4% 10.1% 11.5% 10.2% 7.7% 6.3% 2.5% Gross margin (% sales) 12.9% 14.5% 16.3% 17.9% 19.1% 20.0% 20.9% 21.2% 21.3% 21.3% EBITDA (% sales) 0.7% 1.6% 3.2% 4.8% 6.0% 6.9% 8.0% 8.3% 8.5% 8.5% D&A (% sales) (1.2)% (1.3)% (1.4)% (1.4)% (1.6)% (1.8)% (2.0)% (2.2)% (2.4)% (2.4)% EBIT (% sales) (0.5)% 0.3% 1.8% 3.4% 4.4% 5.1% 6.0% 6.0% 6.1% 6.1% Adjusted EBIT (% of sales) (1.4)% (1.3)% 0.4% 2.1% 3.1% 3.8% 4.7% 4.8% 4.8% 4.8% Capex (% sales) (2.4)% (2.3)% (2.3)% (2.3)% (2.4)% (2.5)% (2.5)% (2.6)% (2.6)% (2.6)% Average work ing capital (% sales) (4.7)% (6.3)% (6.6)% (6.8)% (6.6)% (6.5)% (6.3)% (6.3)% (6.3)% (6.3)% Source : Management, Eight Advisory analyses as of 31 December 2015 Valuation analysis - Project Delphes - 11 May 2016 Appendix 72 © 2016 Property of Eight Advisory - Confidential

Enterprise Value of Nova based on the DCF Method Business Plan Extrapolation Terminal Valuation parameters DCF Method Nova In R$m GMV Gross sales Net sales COGS Gross margin SG&A Nova EBITDA D&A EBIT Factoring costs Adjusted EBIT ( - ) Corporate income tax (+) D&A ( - ) Capex Average work ing capital ( - ) Change in average working capital (+) Change in PIS/COFINS receivables Free Cash Flow Partial year adjustment Discount period Discount factor Discounted Free Cash Flow Cumulated Free Cash Flows Terminal Value Two - Stage Growth TV Discounted Terminal Value Discounted TSG TV Nova - Enterprise Value in R$m Nova - Enterprise Value in $m KPIs FY15A FY16B FY17F FY18F déc. déc. déc. déc. n.a. 8,649 10,174 12,295 n.a. 7,371 8,129 9,330 6,126 6,228 6,870 7,886 (5,615) (5,337) (5,742) (6,443) 511 891 1,128 1,443 (886) (830) (917) (1,066) (375) 61 211 377 (52) (55) (56) (61) (427) 7 155 316 (242) (316) (340) (397) (669) (309) (185) (81) n.a. - - - n.a. 55 56 61 n.a. (89) (112) (135) (745) (711) (707) (713) (34) (4) 6 100 14 - (277) (231) (149) 1.00 1.00 1.00 0.50 1.50 2.50 0.92 0.78 0.66 (256) (181) (99) 125 4,879 5,558 1,432 1,631 1,756 497 FY15A FY16B FY17F FY18F FY19F FY20F FY21F FY22F FY23F FCF déc. déc. déc. déc. déc. 15,526 19,762 24,181 28,914 33,868 35,816 11,088 13,343 15,854 18,505 21,378 22,607 9,374 11,285 13,411 15,657 18,092 19,132 (7,543) (8,940) (10,518) (12,195) (14,045) (14,853) 1,832 2,345 2,893 3,461 4,047 4,279 (1,287) (1,568) (1,865) (2,177) (2,503) (2,647) 544 777 1,028 1,284 1,544 1,632 (92) (135) (188) (253) (330) (349) 452 642 840 1,031 1,213 1,283 (365) (394) (390) (415) (428) (453) 87 248 449 617 785 830 (30) (84) (153) (210) (267) (282) 92 135 188 253 330 349 (171) (217) (266) (318) (373) (394) (815) (943) (1,092) (1,251) (1,432) (1,514) 102 127 149 159 181 82 - - - - - - 81 209 368 501 657 586 1.00 1.00 1.00 1.00 1.00 3.50 4.50 5.50 6.50 7.50 0.56 0.48 0.41 0.35 0.29 46 100 150 173 193 FY19F FY20F FY21F FY22F FY23F TY Valuation date 31 December 2015 Long - term growth 5.8% Discount rate 17.8% Corporate tax rate 34.0% Two - Stage Growth assumptions Years of high growth 3.0 High - growth period rate 15.6% LTG ( - ) HG rate 9.8% Nova - EV reconciliation Cumulated Free Cash Flows 7% EV: R$1,756m EV: $497m Discounted Terminal Value 93% Sales (yoy growth %) n.a. 1.7% 10.3% 14.8% 18.9% 20.4% 18.8% 16.7% 15.6% 5.8% Gross margin (% sales) 8.3% 14.3% 16.4% 18.3% 19.5% 20.8% 21.6% 22.1% 22.4% 22.4% EBITDA (% sales) (6.1)% 1.0% 3.1% 4.8% 5.8% 6.9% 7.7% 8.2% 8.5% 8.5% D&A (% sales) n.a. (0.9)% (0.8)% (0.8)% (1.0)% (1.2)% (1.4)% (1.6)% (1.8)% (1.8)% EBIT (% sales) (7.0)% 0.1% 2.3% 4.0% 4.8% 5.7% 6.3% 6.6% 6.7% 6.7% Adjusted EBIT (% of sales) (10.9)% (5.0)% (2.7)% (1.0)% 0.9% 2.2% 3.3% 3.9% 4.3% 4.3% Capex (% sales) n.a. (1.4)% (1.6)% (1.7)% (1.8)% (1.9)% (2.0)% (2.0)% (2.1)% (2.1)% Work ing capital (% sales) (12.2)% (11.4)% (10.3)% (9.0)% (8.7)% (8.4)% (8.1)% (8.0)% (7.9)% (7.9)% Source : Eight Advisory analyses as of 31 December 2015 Valuation analysis - Project Delphes - 11 May 2016 Appendix 73 © 2016 Property of Eight Advisory - Confidential

Appendix 5: Discount Rates Appendix

Discount rate

Cdiscount

Discount rate used in the DCF method for Cdiscount

Cost of Equity

CDiscount - Cost of Equity	Damodaran approach	Local Approach	Comments
Risk-free rate	1.8%	0.5%	Yield of 10-year US Treasury, and French sovereign bonds as of [6 May 2016], 1 month (source: Bloomberg)
Market risk premium	6.2%	6.6%	Damodaran & P.Fernandez Equity Risk Premium
Sector beta	1.06	1.06	2-year industry delevered βeta (see comparable companies data)
Gearing (ND / E)	-	-	Industry normative gearing
Relevered beta	1.06	1.06	
Sub-total	**8.4%**	**7.5%**	
Country risk premium	0.4%	-	Spread of 10-year France CDS over 10-year US CDS, adjusted by a multiplier reflecting the additional volatility of equity markets, compared to fixed income markets (source: Damodaran, Bloomberg as of [06.05.2016])
Cost of Equity	**8.7%**	**7.5%**	
Gearing (ND / EV)	-	-	Gearing (see comparable companies data)
WACC	**8.7%**	**7.5%**	
Inflation rate - US	2.2%	n.a.	Brazil long-term inflation rate
Inflation rate - France	1.7%	n.a.	Local long-term inflation rate
Cost of equity (in local currency)	**8.2%**	**7.5%**	
Rounded to	**8.25%**	**7.50%**	

Source : Eight Advisory analyses based on Bloomberg data as of 6 May 2016

Average Damodaran - Local approach	**8.00%**

Industry parameters - βeta and Gearing

Company	Country	Tax rate (*)	Market Capitalization *In €m*	Gearing (ND / E)	Adusted βeta 2 years *Weekly*	R^2 2 years *Weekly*	Hamada Formula Delevered βeta 2 years *Weekly*
Amazon.Com Inc	United States	40.0%	261,690	(0.0)%	1.07	20%	1.07
Ao World Plc	United Kingdom	20.0%	930	(4.6)%	0.62	2%	n.a.
Ocado Group Plc	United Kingdom	20.0%	2,405	6.4%	1.11	13%	1.05
Qliro Group Ab	Sweden	22.0%	136	(2.3)%	0.90	10%	n.a.
Average CDiscount			**66,291**	**(0.1)%**	**0.93**	**11%**	**1.06**
Median CDiscount			**1,668**	**(1.2)%**	**0.99**	**11%**	**1.06**

Source : Eight Advisory analyses based on Bloomberg data as of 6 May 2016
(*) Country corporate income tax rate into force in each country considered.

Valuation analysis - Project Delphes - 11 May 2016
Appendix 75
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Discount rate

Nova

Discount rate used in the DCF method for Nova

Cost of Equity

Nova - Cost of Equity	Damodaran approach	Local Approach	Comments
Risk-free rate	1.8%	8.1%	USD Approach: yield of 10-year US Treasury as of [6 May 2016], 1 month (Source: Bloomberg) Local approach: Yield of 10-year Brazil sovereign bonds issued in USD, and adjusted for inflation, as of [3 May 2016], spot (Source: Bloomberg)
Market risk premium	6.2%	8.4%	Damodaran & P.Fernandez Equity Risk Premium
Sector beta	1.20	1.20	2-year industry delevered βeta (see comparable companies data)
Gearing (ND / E)	-	-	Industry normative gearing
Relevered beta	1.20	1.20	
Sub-total	**9.2%**	**18.2%**	
Country risk premium	5.4%	-	Spread of 10-year Brazil CDS over 10-year US CDS, adjusted by a multiplier reflecting the additional volatility of equity emerging markets compared to fixed income markets (source: Damodaran, Bloomberg as of [06.05.2016])
Cost of Equity	**14.6%**	**18.2%**	
Gearing (ND / EV)	-	-	Industry gearing (see comparable companies data)
WACC	**14.6%**	**18.2%**	
Inflation rate - US	2.2%	n.a.	Brazil long-term inflation rate
Inflation rate - Brazil	4.5%	n.a.	Local long-term inflation rate
Cost of equity (in local currency)	**17.2%**	**18.2%**	
Rounded to	**17.3%**	**18.3%**	

Source : Eight Advisory analyses based on Bloomberg data as of 6 May 2016

Average Damodaran - Local approach	17.75%

Industry parameters - βeta and Gearing

Company	Country	Tax rate (*)	Market Capitalization *In €m*	Gearing (ND / E)	Adusted βeta 2 years *Weekly*	R² 2 years *Weekly*	Hamada Formula Delevered βeta 2 years *Weekly*
Amazon.Com Inc	USA	40.0%	242,425	0.1%	1.09	20%	1.09
B2W Cia Digital	Brazil	34.0%	894	22.4%	0.84	12%	0.74
E-Commerce China	China	25.0%	512	(18.0)%	1.25	12%	1.25
Jd.Com Inc-Adr	China	25.0%	33,000	(8.8)%	1.30	20%	1.30
Vipshop Holdings	China	25.0%	6,530	(5.4)%	1.63	23%	1.63
Average Nova			**56,672**	**(1.9)%**	**1.22**	**18%**	**1.20**
Median Nova			**6,530**	**(5.4)%**	**1.25**	**20%**	**1.25**

Source : Eight Advisory analyses based on Bloomberg data as of 6 May 2016
(*) Country corporate income tax rate into force in each country considered.

Valuation analysis - Project Delphes - 11 May 2016
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Appendix 76

Appendix 6: Additional analysis on trading multiples Appendix

Peers selection

Trading multiples - Secondary approach for consistency purposes

Retained peers

Company	Occur-rence	Comparable geography	e-com-merce	Comparable categories	Comparable 12-m price Evolution	Comparable profitability (NI)	Comparable 2Y sales Growth	Available forecast	No Impacting M&A event
Cdiscount		**US/EU**							
Amazon	14	✔	✔	Generalist	✘	✘	✘	✔	✔
AO.com	6	✔	✔	✔	✔	✔	✘	✔	✔
Groupon	2	✔	✔	✘	✔	✔	✔	✔	✘
LDLC	2	✔	✔	✔	✘	✘	✘	✔	✘
Ocado	2	✔	✔	✘	✔	✘	✘	✔	✔
Overstock.com	1	✔	✔	Generalist	✔	✘	✘	✘	✔
Qliro	1	✔	✔	Generalist	✔	✔	✔	✔	✔
Rakuten	7	✘	✔	Generalist	✔	✘	✘	✔	✔
Showroomprive	2	✔	✔	✘	✘	✘	✘	✔	✔
Nova		**Emerging**							
58.com	1	✔	✔	Generalist	✘	✔	✘	✔	✔
Alibaba	5	✔	✔	Generalist	✔	✘	✘	✔	✔
Amazon	14	✔	✔	Generalist	✘	✘	✘	✔	✔
B2W	10	✔	✔	✔	✔	✔	✘	✔	✔
Dangdang	2	✔	✔	✔	✔	✘	✘	✘	✔
JD.com	6	✔	✔	✔	✘	✔	✘	✔	✔
Mercado Libre (Meli)	8	✔	✔	Generalist	✔	✘	✘	✔	✔
VIPShop	3	✔	✔	✘	✔	✘	✘	✔	✔

Source: Eight Advisory analysis

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Appendix 78

Trading multiples - Secondary approach for consistency purposes

Comparable companies financials and EV/sales multiples

Company	Curr.	Sales FY15	Sales FY16	Sales FY17	Sales FY18	EBITDA FY15	EBITDA FY16	EBITDA FY17	EBITDA FY18	Factoring costs FY15	Factoring costs FY16	Factoring costs FY17	Factoring costs FY18
Cdiscount	EUR	1,737	1,818	1,968	2,133	12	30	63	102	(16)	(30)	(26)	(28)
Nova	BRL	6,126	6,228	6,870	7,886	(375)	61	211	377	(242)	(316)	(340)	(397)
Amazon	USD	107,007	130,766	156,682	188,067	10,747	14,884	19,718	26,644	-	-	-	-
B2W	BRL	8,933	10,345	11,586	12,368	338	434	613	700	(246)	(274)	(316)	(308)
Dang dang	CNY	10,120	12,859	15,379	n.a.	(63)	245	509	n.a.	-	-	-	-
JD.com	CNY	181,417	256,262	341,543	433,188	(4,907)	(1,281)	3,515	10,895	-	-	-	-
Vipshop	CNY	40,203	54,648	69,641	83,574	2,579	3,411	4,521	5,661	-	-	-	-
Ao World	GBP	477	595	749	922	8	(1)	8	24	-	-	-	-
Ocado	GBP	1,108	1,272	1,464	1,666	81	95	116	141	-	-	-	-
Qliro	SEK	5,174	5,383	5,700	6,042	(80)	79	200	272	-	-	-	-

Company	Capex FY15	Capex FY16	Capex FY17	Capex FY18	Adjusted EBITDA (1) FY15	Adjusted EBITDA (1) FY16	Adjusted EBITDA (1) FY17	Adjusted EBITDA (1) FY18	Normalized EBITDA (2) FY15	Normalized EBITDA (2) FY16	Normalized EBITDA (2) FY17	Normalized EBITDA (2) FY18
Cdiscount	(42)	(41)	(46)	(50)	(46)	(41)	(9)	25	(4)	(0)	37	74
Nova	(107)	(89)	(112)	(135)	(724)	(344)	(241)	(155)	(520)	(86)	49	190
Amazon	(4,588)	(5,682)	(6,557)	(7,907)	6,159	9,203	13,161	18,737	10,747	14,884	19,718	26,644
B2W	(720)	(569)	(529)	(513)	(628)	(409)	(231)	(122)	92	160	298	392
Dang dang	(78)	(83)	(98)	n.a.	(141)	163	412	n.a.	(63)	245	509	n.a.
JD.com	(4,208)	(4,998)	(5,110)	(4,332)	(9,115)	(6,279)	(1,596)	6,563	(4,907)	(1,281)	3,515	10,895
Vipshop	(2,574)	(1,793)	(1,845)	(1,831)	5	1,618	2,676	3,831	2,579	3,411	4,521	5,661
Ao World	(6)	(6)	(6)	(7)	2	(7)	2	17	8	(1)	8	24
Ocado	(71)	(102)	(69)	(68)	11	(8)	47	73	81	95	116	141
Qliro	(117)	(110)	(100)	(90)	(197)	(31)	100	182	(80)	79	200	272

Company	EV	EV / sales FY15	EV / sales FY16	EV / sales FY17	EV / sales FY18	EBITDA (% of sales) FY15	EBITDA (% of sales) FY16	EBITDA (% of sales) FY17	EBITDA (% of sales) FY18	Factoring costs (% of sales) FY15	Factoring costs (% of sales) FY16	Factoring costs (% of sales) FY17	Factoring costs (% of sales) FY18
Cdiscount	n.a.					0.7%	1.6%	3.2%	4.8%	(0.9)%	(1.6)%	(1.3)%	(1.3)%
Nova	n.a.					(6.1)%	1.0%	3.1%	4.8%	(4.0)%	(5.1)%	(5.0)%	(5.0)%
Amazon	261,789	2.8x	2.3x	1.9x	1.6x	10.0%	11.4%	12.6%	14.2%	-	-	-	-
B2W	1,144	0.5x	0.4x	0.4x	0.4x	3.8%	4.2%	5.3%	5.7%	(2.8)%	(2.6)%	(2.7)%	(2.5)%
Dang dang	347	0.3x	0.2x	0.2x	-	(0.6)%	1.9%	3.3%	-	-	-	-	-
JD.com	29,723	1.2x	0.9x	0.6x	0.5x	(2.7)%	(0.5)%	1.0%	2.5%	-	-	-	-
Vipshop	6,745	1.2x	0.9x	0.7x	0.6x	6.4%	6.2%	6.5%	6.8%	-	-	-	-
Ao World	888	1.2x	1.0x	0.8x	0.8x	1.7%	(0.2)%	1.1%	2.6%	-	-	-	-
Ocado	2,478	1.7x	1.5x	1.3x	1.2x	7.3%	7.4%	7.9%	8.5%	-	-	-	-
Qliro	133	0.2x	0.2x	0.2x	0.2x	(1.5)%	1.5%	3.5%	4.5%	-	-	-	-
Slope													
Intercept													
R^2													
Cdiscount													
Nova													

Company	Capex (% of sales) FY15	Capex (% of sales) FY16	Capex (% of sales) FY17	Capex (% of sales) FY18	Adjusted EBITDA % FY15	Adjusted EBITDA % FY16	Adjusted EBITDA % FY17	Adjusted EBITDA % FY18	Normalized EBITDA % FY15	Normalized EBITDA % FY16	Normalized EBITDA % FY17	Normalized EBITDA % FY18
Cdiscount	(2.4)%	(2.3)%	(2.3)%	(2.3)%	(2.6)%	(2.3)%	(0.5)%	1.2%	(0.2)%	(0.0)%	1.9%	3.5%
Nova	(1.7)%	(1.4)%	(1.6)%	(1.7)%	(11.8)%	(5.5)%	(3.5)%	(2.0)%	(8.5)%	(1.4)%	0.7%	2.4%
Amazon	(4.3)%	(4.3)%	(4.2)%	(4.2)%	5.8%	7.0%	8.4%	10.0%	10.0%	11.4%	12.6%	14.2%
B2W	(8.1)%	(5.5)%	(4.6)%	(4.2)%	(7.0)%	(4.0)%	(2.0)%	(1.0)%	1.0%	1.6%	2.6%	3.2%
Dang dang	(0.8)%	(0.6)%	(0.6)%	-	(1.4)%	1.3%	2.7%	-	(0.6)%	1.9%	3.3%	-
JD.com	(2.3)%	(2.0)%	(1.5)%	(1.0)%	(5.0)%	(2.5)%	(0.5)%	1.5%	(2.7)%	(0.5)%	1.0%	2.5%
Vipshop	(6.4)%	(3.3)%	(2.6)%	(2.2)%	0.0%	3.0%	3.8%	4.6%	6.4%	6.2%	6.5%	6.8%
Ao World	(1.3)%	(1.0)%	(0.8)%	(0.8)%	0.5%	(1.2)%	0.3%	1.8%	1.7%	(0.2)%	1.1%	2.6%
Ocado	(6.4)%	(8.0)%	(4.7)%	(4.1)%	1.0%	(0.6)%	3.2%	4.4%	7.3%	7.4%	7.9%	8.5%
Qliro	(2.3)%	(2.0)%	(1.8)%	(1.5)%	(3.8)%	(0.6)%	1.8%	3.0%	(1.5)%	1.5%	3.5%	4.5%
Slope					16.77	12.75	13.09	11.30	14.91	13.21	12.03	9.70
Intercept					1.36	0.89	0.48	0.35	0.75	0.44	0.19	0.15
R^2					62.6%	39.3%	50.5%	65.2%	66.4%	63.6%	66.2%	72.7%
Cdiscount					0.92x	0.60x	0.42x	0.48x	0.71x	0.44x	0.41x	0.49x
Nova					(0.6)x	0.18x	0.02x	0.13x	(0.5)x	0.26x	0.27x	0.39x

Source: Bloomberg as of 6 May 2016
Notes:
(1): Adjusted EBITDA = EBITDA (-) factoring costs (-) Capex
(2): Normalized EBITDA = EBITDA (-) normalized factoring costs

Valuation analysis - Project Delphes - 11 May 2016
Appendix 79
© 2016 Property of Eight Advisory – Confidential

EVs derived from trading multiples - Cdiscount

Cdiscount trading multiples - Secondary approach for consistency purposes

Cdiscount - Regression analysis	Cdiscount (€m) FY15	FY16	FY17	FY18	FY15-FY18 Average	Cdiscount ($m) FY15	FY16	FY17	FY18	FY15-FY18 Average
Net Sales	1,737	1,818	1,968	2,133		1,973	2,065	2,235	2,422	
EV/Sales multiple (regression to Adjusted EBITDA*)	0.92x	0.60x	0.42x	0.48x		0.92x	0.60x	0.42x	0.48x	
Enterprise Value (1)	1,595	1,086	823	1,022	1,131	1,811	1,234	935	1,160	1,285
EV/Sales multiple (regression to Normative EBITDA**)	0.71x	0.44x	n.m.	n.m.		0.71x	0.44x	n.m.	n.m.	
EV before "non-normative" factoring adjustment	1,239	801	n.m.	n.m.		1,407	909	n.m.	n.m.	
(-) PV of "non-normative" factoring costs	-	-	-	-						
Enterprise Value (2)	1,239	801	n.m.	n.m.	1,020	1,407	909	n.m.	n.m.	1,158
Average Enterprise Value [(1) + (2)]					1,076					1,222
Min					*1,020*					*1,158*
Max					*1,131*					*1,285*

Source: 8A analysis, Bloomberg, Thomson Research

**Adjusted EBITDA = EBITDA (-) factoring costs (-) Capex*

*** Normalized EBITDA = EBITDA (-) normalized factoring costs*

AO World - Best peer of Cdiscount	Cdiscount (€m) FY15	FY16	FY17	FY18	FY15-FY18 Average	Cdiscount ($m) FY15	FY16	FY17	FY18	FY15-FY18 Average
Net Sales	1,737	1,818	1,968	2,133		1,973	2,065	2,235	2,422	
EV/Sales Multiple	1.24x	0.99x	0.80x	0.76x		1.24x	0.99x	0.80x	0.76x	
Enterprise Value	n.m.	1,793	1,570	1,622	1,662	n.m.	2,037	1,783	1,843	1,887
Min					*1,570*					*1,783*
Max					*1,793*					*2,037*

Source: 8A analysis, Bloomberg, Thomson Research

Cdiscount	Min	Max	Average
EV retained (€m)	1,076	1,662	1,369
EV retained ($m)	1,222	1,887	1,555

➔ Inconsistent results were excluded from the analysis

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Appendix 80

EVs derived from trading multiples - Nova

Nova trading multiples - Secondary approach for consistency purposes

Nova - Regression analysis	FY15	Nova (R$m) FY16	FY17	FY18	FY15-FY18 Average	FY15	Nova ($m) FY16	FY17	FY18	FY15-FY18 Average
Net Sales	6,126	6,228	6,870	7,886		1,733	1,762	1,943	2,231	
EV/Sales multiple (regression to Adjusted EBITDA*)	(0.62)x	0.18x	0.02x	0.13x		(0.62)x	0.18x	0.02x	0.13x	
Enterprise Value (1)	n.m.	1,143	n.m.	987	1,065	n.m.	323	n.m.	279	301
EV/Sales multiple (regression to Normative EBITDA**)	(0.52)x	0.26x	n.m.	n.m.		(0.52)x	0.26x	n.m.	n.m.	
EV before "non-normative" factoring adjustment	n.m.	1,617	n.m.	n.m.		n.m.	457	n.m.	n.m.	
(-) PV of "non-normative" factoring costs	(527)	(527)	(527)	(527)		(149)	(149)	(149)	(149)	
Enterprise Value (2)	n.m.	1,090	n.m.	n.m.	1,090	n.m.	308	n.m.	n.m.	308
Average Enterprise Value [(1) + (2)]					1,077					305
Min					*1,065*					*301*
Max					*1,090*					*308*

Source: 8A analysis, Bloomberg, Thomson Research

**Adjusted EBITDA = EBITDA (-) factoring costs (-) Capex*

*** Normalized EBITDA = EBITDA (-) normalized factoring costs*

B2W - Best peer of Nova	FY15	Nova (R$m) FY16	FY17	FY18	FY15-FY18 Average	FY15	Nova ($m) FY16	FY17	FY18	FY15-FY18 Average
Net Sales	6,126	6,228	6,870	7,886		1,733	1,762	1,943	2,231	
EV/Sales Multiple	0.51x	0.44x	0.40x	0.37x		0.51x	0.44x	0.40x	0.37x	
Enterprise Value before adjustment	n.m.	2,766	2,724	2,929	2,806	n.m.	782	771	829	794
(-) Nova "free cash flow" differential adjustment	(350)	(350)	(350)	(350)		(99)	(99)	(99)	(99)	
Enterprise Value	n.a.	2,416	2,374	2,579	2,456	n.a.	684	672	730	695
Min					*2,374*					*672*
Max					*2,579*					*730*

Source: 8A analysis, Bloomberg, Thomson Research

Nova	Min	Max	Average
EV retained (R$m)	1,077	2,456	1,767
EV retained ($m)	305	695	500

➜ Inconsistent results were excluded from the analysis

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Appendix 81

Cdiscount: peers benchmark Benchmark Cdiscount 2015 Net sales growth per quarter Q1 Q2 Q3 Q4 Cdiscount (France) - GMV 28.5% 24.9% 15.9% 13.8% Cdiscount (France) - Net sales 16.4% 13.7% 6.8% 9.3% French eCommerce players LDLC.com 0.0% 11.0% 12.0% 11.0% Showroomprive n.a. 27.4% n.a. 22.1% Other European & global eCommerce players Amazon 15.0% 20.0% 23.0% 22.0% AO.com (UK, AO.com only) n.a. 11.2% n.a. 35.0% Ocado n.a. n.a. n.a. n.a. Qliro 8.3% 7.7% - 0.4% 2.2% Verkkokauppa 20.0% 32.0% 22.0% 24.0% Source: Companies press releases Internet sales growth FY15 9m FY15 Q4 FY15 12m FY16 12m Growth n.a. 12.0% 14.3% 10.0% Source: FEVAD Net sales (local currency) FY15A FY16E FY17E FY18E CAGR Cdiscount 1,737 1,818 1,968 2,133 7.1% Growth 10.2% 4.7% 8.2% 8.4% Peers Amazon 107,007 130,766 156,682 188,067 20.7% Growth 22.2% 19.8% 20.0% AO.com 477 595 749 922 24.6% Growth 24.8% 25.9% 23.1% Ocado 1,108 1,272 1,464 1,666 14.6% Growth 14.8% 14.6% 12.7% Qliro 5,174 5,383 5,700 6,042 5.3% Growth 4.0% 5.9% 6.0% Source: Company, Thomson Financial Valuation analysis - Project Delphes - 11 May 2016 Appendix 82 © 2016 Property of Eight Advisory - Confidential

Nova: Peers benchmark Benchmark Nova Net sales (local currency) FY15A FY16E FY17E FY18E CAGR Nova 6,126 6,228 6,870 7,886 8.8% Growth 1.7% 10.3% 14.8% Peers Amazon 107,007 130,766 156,682 188,067 20.7% Growth 22.2% 19.8% 20.0% B2W 8,933 10,345 11,586 12,368 11.5% Growth 15.8% 12.0% 6.7% Dangdang 10,120 12,859 15,379 n.a. 23.3% Growth 27.1% 19.6% n.a. JD.com 181,417 256,262 341,543 433,188 33.7% Growth 41.3% 33.3% 26.8% VIPShop 40,203 54,648 69,641 83,574 27.6% Growth 35.9% 27.4% 20.0% Source: Company, Thomson Financial Brazilian peers growth in FY15A Revenue growth - Year on year Q1 Q2 Q3 Q4 Nova 17.7% 19.9% 9.1% (13.4)% B2W 23.6% 19.2% 17.0% 5.9% MELI - Brazil 58.0% 58.0% 47.0% 42.0% E - Commerce Mag. Luisa 9.2% (0.4)% 9.2% 19.1% Source : Quarterly Company releases Note: Nova figures adjusted from the impact of the fraud, which was allocated to FY13, FY14 and FY15 as per information provided by Mangement Valuation analysis - Project Delphes - 11 May 2016 Appendix 83 © 2016 Property of Eight Advisory - Confidential

Transaction on B2W capital

Transaction on B2W capital: the implied 2014 transaction multiple on B2W reflects pre-crisis market conditions as the transaction multiple is in line with the company trading multiple at that date.

1. B2W EV / LTM sales market multiple

In R$m	30/06/2014	30/09/2014
# Shares o/s (m)	254	255
Share price (R$) (1)	31	33
Market capitalization	**7,804**	**8,365**
Gross financial debt	*2,986*	*2,303*
Financial debt adjustments (2)	*(702)*	*(730)*
Adjusted gross financial debt	2,284	1,572
Cash and cash equivalent	(1,948)	(1,304)
NWC adjustment (3)	(5)	(114)
Tax losses	(348)	(438)
Adjusted net debt	**(17)**	**(284)**
Enterprise Value	**7,787**	**8,081**
Sales	**7,026**	**7,495**
EV / Sales	**1.1x**	**1.1x**

Source: Bloomberg, Company info, Eight Advisory analysis
Notes:
(1): 1-m average as at quarter-end
(2): Related to FIDC debt (assumed as NWC item)
(3): Difference with yearly average

2. Tiger/Lojas Americanas transaction on B2W

In R$m	30/06/2014
Issue price per share (R$)	**25**
Equity before capital increase (R$m)	**1,199**
Shares outstanding before cpaital increase (m)	*159*
Capital increase (R$m)	**2,380**
Number of shares issued (m)	*95*
Equity after capital increase (R$m)	**3,579**
Shares outstanding after cpaital increase (m)	*254*
New shares (as % of total shares post)	37.5%
Equity Value implied by the Transaction	6,355
Net debt as of 31/12/2013	748
Enterprise value	**7,103**
Last 12 months sales	**7,026**
EV/sales multiple (LTM sales)	**1.0x**

Source: Press release, B2W financial statements

Valuation analysis - Project Delphes - 11 May 2016
© 2016 Property of Eight Advisory – Confidential
Appendix 84

Appendix 7: Brazil economic information Appendix

Brazil key macroeconomic indicators forecasts do not reflect significant recovery scenario. Brazil economic outlook 1. Real GDP growth 10% Actual Forecasts 3. Inflation (IPCA) 12% Actual Forecasts 8% 7.5% 6% 3.9% 4% 3.0% 1.9% 2% 0.1% - (2)% (4)% (3.8)% (6)% 2010 2011 2012 2013 2014 2015 1.3% 0.3% (4.0)% 2016 2017 2018 10% 8% 1.6% 1.8% 6% 4% 2% - 2019 2020 10.7% 6.5% 6.4% 5.9% 5.8% 5.9% 2010 2011 2012 2013 2014 2015 7.0% 5.0% 2016 2017 4.8% 2018 4.5% 2019 4.3% 2020 Source: Itaù March 2016 long - term scenario 2. SELIC rate (end of period) 16% Actual Source: Itaù March 2016 long - term scenario 4. Unemployment rate Forecasts Actual Forecasts 14% 12% 10% 8% 6% 4% 2% - 14.3% 11.8% 10.8%11.0% 10.0% 7.3% 2010 2011 2012 2013 2014 2015 12.8% 10.5%10.5% 10.5% 8.5% 2016 2017 2018 2019 2020 10% 9% 8% 7% 6% 5% 4% 3% 2% 1% - 8.6% 6.8% 6.6% 6.0% 5.5% 5.4% 4.8% 2010 2011 2012 2013 2014 2015 2016 8.9% 8.4% 7.6% 6.8% 2017 2018 2019 2020 Source: Itaù March 2016 long - term scenario Source: IMF Valuation analysis - Project Delphes - 11 May 2016 Appendix 86 © 2016 Property of Eight Advisory - Confidential

What is the level of the Brazilian e - commerce market growth and how does it compare with Nova perspectives? 50,0 40,0 30,0 20,0 10,0 - Annual online shopping turnover growth in Brazil 2012 - 2016 28,0% 24,3% 20,3% 15,4% 44,6 41,3 35,8 8,0% 28,8 22,5 FY12 FY13 FY14 FY15 FY16E Annual online shopping turnover YoY growth rate (%) 30,0% 25,0% 20,0% 15,0% 10,0% 5,0% - Brazilian market historical performance and expectations for 2016 ᇄ 2015 sales were better than expected, considering the country recession. In 2014, sales had grown by 24%, and in 2013 by 28%. ᇄ Online sales in Brazil are expected to cool down this year and grow by 8%, compared to the 15.3% jump seen in 2015, according to local e - commerce consultancy and research firm E - bit. Source: E - bit / Statistica 2016 14 000 12 000 10 000 8 000 6 000 4 000 2 000 0 Nova GMV and Net sales growth expectations 2016 - 2018 12 295 10 174 8 649 7 971 7 886 6 870 6 126 6 228 20,9% 17,6% 16,2% 14,8% 10,3% 8,5% 5,1% 1,7 % FY15 FY16E FY17E FY18E 50,0% 45,0% 40,0% 35,0% 30,0% 25,0% 20,0% 15,0% 10,0% 5,0% - Nova ᇄ In 2016, Nova’s GMV expected growth is slightly above the Online market targets according to E - bit. ᇄ For 2017 and 2018, the growth is expected to accelerate but will remain below the levels observed in 2013 and 2014. ᇄ Nova’s Net sales growth is lower than the GMV growth because of the marketplace development. Nova GMV Nova net sales Nova GMV growth (%) Nova net sales growth (%) Source: Cnova management Valuation analysis - Project Delphes - 11 May 2016 Appendix 87 © 2016 Property of Eight Advisory - Confidential

A